Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among:
Brocade Communications Systems, Inc.,
a Delaware corporation;
Falcon Acquisition Sub, Inc.,
a Delaware corporation; and
Foundry Networks, Inc.,
a Delaware corporation

Dated as of July 21, 2008

i

Continued

Continued

Continued

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (“Agreement”) is made and entered into as of July 21, 2008, by and among: Brocade Communications Systems, Inc., a Delaware corporation (“Parent”); Falcon Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Foundry Systems, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.
     B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.
     C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, a stockholder of the Company is executing a voting agreement in favor of Parent concurrently with the execution and delivery of this Agreement (the “Voting Agreement”).
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
     Section 1. Description of Transaction
          1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
          1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. (California time) on the later of (a) the date that is ten business days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.6(b) and 7.5, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) and (b) October 27, 2008 or such earlier date as Parent may designate in writing (the later of the date referred to in clause “(a)” of this sentence and the date referred to in clause “(b)” of this sentence being referred to as the “Designated Date”), or on such other date or at such other time or location as

Parent and the Company may mutually designate in writing; provided, however, that if there exists an uncured Financing Failure on the Designated Date and such Financing Failure impedes the ability of Parent or Merger Sub to obtain the Debt Financing and consummate the Merger on the Designated Date, then (without limiting any right the Company may have to terminate this Agreement pursuant to Section 8.1(h) or, if applicable under the circumstances, Section 8.1(b)): (i) the Closing shall be postponed until the second business day after the date on which such Financing Failure is cured; (ii) the obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall remain subject to the continued satisfaction or waiver, as of the time of the Closing, of each of the conditions set forth in Section 6; and (iii) the obligation of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall remain subject to the continued satisfaction or waiver, as of the time of the Closing, of each of the conditions set forth in Section 7. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the written consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
          1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise determined by Parent prior to the Effective Time:
          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is Foundry Networks, Inc.” and (ii) the Certificate of Incorporation of the Surviving Corporation shall comply with the provisions of Section 5.5;
          (b) the Bylaws of the Surviving Corporation shall be amended to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that (i) Article I of the Bylaws of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation shall be Foundry Networks, Inc. and (ii) the Bylaws of the Surviving Corporation shall comply with the provisions of Section 5.5; and
          (c) the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

        1.5 Conversion of Shares.
          (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
          (i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
          (ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
          (iii) except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.5(b), 1.5(c), 1.5(d) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) 0.0907 of a share of Parent Common Stock (the “Exchange Ratio”); and (B) $18.50 in cash (the “Per Share Cash Amount”); and
          (iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
          (b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Per Share Cash Amount and the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio (but not the Per Share Cash Amount) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.
          (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof and except to the extent Parent otherwise elects): (i) the Merger Consideration delivered in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; (ii) the certificates representing the shares of Parent Common Stock included in such Merger Consideration may accordingly be marked with appropriate legends and need not be delivered until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (iii) the cash consideration included in such Merger Consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.
          (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ Global Select Market on the date the Merger becomes effective.
     1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.
     1.7 Exchange of Certificates.
          (a) On or prior to the Closing Date, Parent shall appoint Wells Fargo Shareowner Services or another institution reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent for the benefit of the holders of Company Common Stock: (i) subject to Sections 1.5(c) and 1.8, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) subject to Sections 1.5(c) and 1.8, cash sufficient to make payments of the cash consideration payable pursuant to Section 1.5 (including payments to be made in lieu of fractional shares). The shares of Parent

Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
          (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) subject to Section 1.5(c), the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in customary amount) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.
          (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive: (i) on the date of such surrender, all such dividends and distributions having a payment date prior to the date of such surrender, without interest; and (ii) on the payment date thereof, all such dividends and distributions having a payment date after the date of such surrender, without interest).
          (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the first anniversary of the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration and any dividends or distributions with respect to shares of Parent Common Stock included in the Merger Consideration.

          (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration (or dividends or distributions with respect to shares of Parent Common Stock included in such Merger Consideration) delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
     1.8 Dissenting Shares.
     (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.
     (b) Subject to Section 1.5(c), if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate formerly representing such shares.
     (c) The Company shall give Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.
     1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
     Section 2. Representations and Warranties of the Company
     The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exception or disclosure explicitly cross-referenced in such part or subpart of the Disclosure Schedule by reference to another part or subpart of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Disclosure Schedule to the extent it is readily apparent on the face, and from the wording, of such exception or disclosure that such exception or disclosure applies to such representation and warranty):
          2.1 Due Organization; Subsidiaries; Etc.
                    (a) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
                    (b) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing (except for entities organized under the laws of any jurisdiction that does not recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.
                    (c) Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (filed with the SEC on February 26, 2008) (the “2007 10-K”) identifies each “significant subsidiary” (as such term is defined in Rule 1.20 of Regulation S-X promulgated by the SEC) of the Company and indicates its jurisdiction of organization. None of the Acquired Corporations owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Exhibit 21.1 of the 2007 10-K and in Part 2.1(c) of the Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity (other than investments or capital contributions to or among the Acquired Corporations).
          2.2 Charter Documents. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents (collectively the “Charter Documents”) of the respective Acquired Corporations, each as currently in effect. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations. Neither the Company nor any of the other Acquired Corporations has violated any of its Charter Documents.
     2.3 Capitalization, Etc.
          (a) The authorized capital stock of the Company consists of: (i) 300,000,000 shares of Company Common Stock, of which 144,904,648 shares have been issued and are outstanding as of July 18, 2008; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. Except as set forth in Part 2.3(a)(i) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of any Acquired Corporation; and (C) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.
          (b) As of July 18, 2008: (i) 31,003,590 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 5,465,967 shares of Company Common Stock are reserved for future issuance pursuant to the Company ESPP; (iii) 2,231,000 shares of Company Common Stock are reserved for future issuance pursuant to Company Stock-Based Awards; and (iv) 13,830,646 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. The Company has Made Available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of July 9, 2008 the following information: (A) the particular plan (if any) pursuant to which such Company Equity Award was granted; (B) the name of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award; (D) the per share exercise price (if any) of such Company Equity Award; (E) the date on which such Company Equity Award was granted; (F) the date on which such Company Equity Award expires; (G) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (H) if such Company Equity Award is a Company Stock-Based Award, whether such Company Stock-Based Award is a restricted stock unit or a restricted stock award; and (I) if such Company Equity Award is a Company Stock-Based Award in the form of restricted stock units, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all stock option, restricted stock unit and restricted stock award agreements evidencing such Company Equity Awards. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(b)) in accordance with GAAP, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Acquired Corporations other than as set forth in Part 2.3(b) of the Disclosure Schedule.
          (c) Except as set forth in Section 2.3(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
          (d) All outstanding shares of Company Common Stock, Company Equity Awards, warrants and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.
          (e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company or a wholly-owned Subsidiary of the Company, free and clear of any Encumbrances.
          (f) During the period commencing on July 18, 2008 and ending upon the execution and delivery of this Agreement, other than as a result of (i) the exercise of Company Options outstanding as of July 18, 2008 issued pursuant to the Company Equity Plans, (ii) the vesting of Company Stock-Based Awards outstanding as of July 18, 2008 issued pursuant to the Company Equity Plans, or (iii) repurchases from employees of the Company following termination of employment pursuant to the terms of the applicable pre-existing stock option agreements or restricted stock purchase agreements, there has been no change in (A) the outstanding capital stock of the Company, (B) the outstanding number of Company Options or Company Stock-Based Awards, or (C) the number of other outstanding options, warrants or other rights to purchase capital stock of the Company.

     2.4 SEC Filings; Internal Controls and Procedures; Financial Statements.
          (a) The Company has filed with the SEC all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2005, and all amendments thereto (the “Company SEC Documents”). The Company has Made Available to Parent accurate and complete copies of each Company SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
          (b) The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that: (i) all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.
          (c) The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2007, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2007. To the Knowledge of the Company, since May 9, 2008, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Acquired Corporations; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.
          (d) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments). No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. Since December 31, 2007, with respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, there have been no significant deficiencies or material weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated Subsidiaries.
          (e) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Acquired Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.
          (f) Part 2.4(f) of the Disclosure Schedule lists all securitization transactions, special purpose entities, unconsolidated subsidiaries, joint ventures, material minority interest investments and all other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since January 1, 2005. None of the Acquired Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

          (g) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.
          (h) The Company is in compliance in all material respects with (i) the applicable rules and regulations of the NASDAQ Stock Market LLC, and (ii) the applicable listing requirements of the NASDAQ Global Select Market, and has not since January 1, 2005 received any notice asserting any non-compliance with the rules and regulations of the NASDAQ Stock Market LLC, the listing requirements of the NASDAQ Global Select Market.
     2.5 Absence of Changes. Since the date of the Unaudited Interim Balance Sheet (and, for the sole purpose of determining the accuracy of this representation as of the Closing Date under Section 6.1(a), subject to the actions permitted to be taken following the date of this Agreement pursuant to Section 4.2(b)(xvii) or Part 4.2 of the Disclosure Schedule):
          (a) there has not been any Company Material Adverse Effect;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);
          (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than repurchases from employees of the Company following termination of employment pursuant to the terms of applicable pre-existing restricted stock purchase agreements and other than repurchases under the Company’s open market share repurchase plan;
          (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise or vesting of outstanding Company Equity Awards); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Equity Awards identified in the list of Company Equity Awards as of July 9, 2008 referred to in Section 2.3(b)); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
          (e) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has: (i) entered into, become bound by or permitted any of the assets owned or used by it to become bound by any Company Contract that constitutes a Material Contract (as defined in Section 2.10); or (ii) amended or terminated, waived or exercised any material right or remedy under, any Company Contract that constitutes a Material Contract;
          (f) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;
          (g) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness that, when added to all other accounts receivable or indebtedness written of as uncollectible, or with respect to which an extraordinary reserve was established, by any of the Acquired Corporations during a particular fiscal quarter, exceeds $350,000 in the aggregate in such fiscal quarter;
          (h) none of the Acquired Corporations has: (i) made any pledge of any of its material assets; or (ii) otherwise permitted any of its material assets to become subject to any Encumbrance, other than in the ordinary course of business and consistent with past practices;
          (i) none of the Acquired Corporations has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness (other than indebtedness for reimbursement of expenses made in the ordinary course of business);
          (j) none of the Acquired Corporations has: (i) adopted, established or entered into any material Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;
          (k) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect, except as required by GAAP;
          (l) none of the Acquired Corporations has made any material Tax election;
          (m) none of the Acquired Corporations has commenced, been served with, received a written notice or, to the Knowledge of the Company, any other overt communication with respect to or settled any Legal Proceeding to which it is or was a party, and no event, change or circumstance with respect to any Legal Proceeding has occurred or arisen that requires accrual of liability pursuant to GAAP; and
          (n) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(m)” above.
     2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all material assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Corporations as being owned by the

Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any Encumbrance for current taxes not yet due and payable; (ii) Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 2.6 of the Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including (A) all material assets reflected as leased on the Unaudited Interim Balance Sheet, and (B) all other material assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations (except for leases that have expired by their terms).
     2.7 Receivables; Customers; Inventories; Cash.
          (a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2008 and have not yet been collected): (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current, except where the failure to do so or to be so would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Corporations.
          (b) To the Knowledge of the Company, since December 31, 2007, no Acquired Corporation has received any written notice or other overt communication indicating that any customer who made payments to the Acquired Corporations in excess of 5% of the Acquired Corporations’ revenue in the Company’s fiscal year ended December 31, 2007 may cease dealing with any of the Acquired Corporations.
          (c) The inventory of the Acquired Corporations reflected on the Unaudited Interim Balance Sheet was as of March 31, 2008, and the current inventory of the Acquired Corporations (the “Current Inventory”) is, in usable and saleable condition in the ordinary course of business, except where the failure to be so would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Corporations. The Current Inventory is reflected on the books of the Acquired Corporations at the lower of cost or fair market value and adequate reserves have been established by the Acquired Corporations for all Current Inventory that is excessive or obsolete, except where the failure to be so or to do so would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Corporations. The finished goods, work in progress, raw materials and other materials and supplies included in the Current Inventory are of a standard that is at least as high as the generally accepted standard prevailing in the industries in which the Acquired Corporations operate, except where the failure to be so would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Corporations.
          (d) Except as set forth in 2.7(d) of the Disclosure Schedule, the cash equivalents and short-term investments of the Acquired Corporations are liquid and unimpaired. The Unaudited Interim Balance Sheet accurately reflects the fair market value of the cash equivalents and short-term investments of the Acquired Corporations as of March 31, 2008. Except as set forth in 2.7(d) of the Disclosure Schedule, none of the cash, cash equivalents or short-term investments of the Acquired Corporations is subject to any restriction or other Encumbrance.
     2.8 Real Property; Equipment; Leasehold.
          (a) None of the Acquired Corporations owns any real property. Part 2.8(a) of the Disclosure Schedule sets forth an accurate and complete list of each real property lease pursuant to which any of the Acquired Corporations leases real property from any other Person for rent payments in excess of $1,000,000 annually. (All real property leased to the Acquired Corporations pursuant to the real property leases identified or required to be identified in Part 2.8(a) of the Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Acquired Corporations, is referred to as the “Leased Real Property.”) There is no Legal Proceeding pending, and to the Knowledge of the Company no Legal Proceeding has been threatened in writing (or, with respect to the Company’s facility located at 4980 Great America Parkway, Santa Clara, CA, overtly threatened), that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use by the Acquired Corporations of any Leased Real Property. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Corporations, and there is no Person in possession of or with a right to occupy any of the Leased Real Property other than the Acquired Corporations.
          (b) Except as would not have a Company Material Adverse Effect, all material items of equipment and other material tangible assets owned by or leased to the Acquired Corporations (including the Company Real Property) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.
     2.9 Intellectual Property.
          (a) Part 2.9(a) of the Disclosure Schedule identifies:
          (i) in Part 2.9(a)(i) of the Disclosure Schedule, each Contract (including any Contract entered into in settlement or avoidance of litigation) pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed or otherwise provided (but not assigned) to any Acquired Corporation and that is either: (1) bundled, included, licensed or distributed with any Company Product or Company Product Software or part of any Company Product or Company Product Software; or (2) used to manufacture, develop, support, maintain or test any Company Product or Company Product Software and is not generally available on standard terms; and
          (ii) in Part 2.9(a)(ii) of the Disclosure Schedule, each Company Contract that constitutes a Material Contract and each patent license or cross-license pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Company IP (other than non-exclusive licenses for Company Products or Company Product Software granted to customers in the ordinary course of business).
          (b) The Company has Made Available to Parent a complete and accurate copy of each standard form of the following Company Contracts: (i) any Contract or terms and conditions for the sale, lease, license or provisioning of any Company Product or Company Product Software (in connection with quotations, purchase orders, purchase order acknowledgments, invoices or otherwise); (ii) any purchase or supply Contract for the sale to any Acquired Corporation of any part or component of any Company Product; (iii) any reseller, sales representative or distribution Contract for the sale or distribution of any Company Product or Company Product Software; (iv) any Contract with any Company Associate containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (v) any consulting or independent contractor Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or pertaining to the design or development of any Company Product or Company Product Software.
          (c) The Acquired Corporations exclusively own all right, title and interest to and in the material Company IP (other than: (i) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(i) of the Disclosure Schedule or licensed to the Company from a third party pursuant to Contracts that do not constitute Material Contracts; and (ii) Intellectual Property Rights or Intellectual Property licensed to the Company that is (A) generally available on standard terms or is licensed under an Open Source License, and (B) is not Company Product Software) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Part 2.9(a)(ii) or Part 2.9(b) of the Disclosure Schedule or referenced in Section 2.9(b)). Without limiting the generality of the foregoing:
          (i) each Company Associate who is or was since January 2005 involved in the creation or development of any material Company IP, material Company Product or material Company Product Software has signed a valid and enforceable agreement containing (A) an assignment of Intellectual Property Rights to the Acquired Corporation for which such Company Associate is or was an employee or independent contractor and (B) confidentiality provisions protecting the Company IP; and
          (ii) the Acquired Corporations own or otherwise have valid licenses to, and after the Closing the Surviving Corporation will continue to have, all material Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted.
Without limiting the generality of the foregoing, to the Knowledge of the Company:
          (i) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP that has been developed for an Acquired Corporation (excluding, for example, any intellectual property licensed by an independent contractor or other Company Associated whether as part of a deliverable incorporated into a Company Product, Company Product Software or otherwise);

          (ii) none of the Acquired Corporations is bound by, and no material Company IP is subject to, any settlement, Legal Proceeding, Order or judicial stipulation that limits or restricts, or would limit or restrict, in any material respect the ability of any Acquired Corporation to use, transfer, license, exploit, assert or enforce any material Company IP or that may adversely affect the validity of any material Company IP, material Company Product or material Company Software Product;
          (iii) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution were used, directly by an Acquired Corporation, to develop or create, in whole or in part, any Company IP, Company Product or Company Product Software (provided that the foregoing applies only to personnel and facilities that were, to the Knowledge of the Company, owned or employed by a Governmental Body, university, college, research institute or other educational institution at the time of such use);
          (iv) each Acquired Corporation has taken reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, all material proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret;
          (v) none of the Acquired Corporations has assigned or otherwise transferred ownership of, or granted an exclusive license to or agreed to grant an exclusive license to, or agreed to assign or otherwise transfer ownership of, any material Company IP to any other Person; and
          (vi) none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Acquired Corporations to: (A) grant or offer to any other Person any license or right to any material Company IP; or (B) ensure any material Company Product or material Company Product Software is compatible with or interoperates with a standard, product technology, operating system, or platform.
          (d) Subject to the matters identified in Part 2.20(a) of the Disclosure Schedule, to the Knowledge of the Company, all material Company IP is valid, subsisting and enforceable, in that, to the Knowledge of the Company:
          (i) each item of Company IP that is Registered IP is believed by the Company to be and to have been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline (or allowable extensions or grace periods thereof), and all documents and instruments necessary to perfect the rights of the appropriate Acquired Corporation in such item of material Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

               (ii) no interference, opposition, reissue, reexamination or other interpartes Legal Proceeding of any nature (excluding, for avoidance of doubt, any examining attorney office action or any similar action by the United States Patent and Trademark Office or equivalent authority anywhere else in the world) is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any material Company IP is being, has been or would reasonably be expected to be contested or challenged; and
               (iii) there is no basis for a claim that would reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any material Company IP that is owned by an Acquired Corporation and material to the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted is invalid or unenforceable.
               (e) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, impose or declare: (i) a loss of, or Encumbrance on, any material Company IP; (ii) an obligation to make any payment or royalties or the loss or acceleration of any payment or royalties; (iii) a breach, modification, cancellation, termination or suspension of any Contract listed or required to be listed in Part 2.9(a)(i) of the Disclosure Schedule or any other Company Contract that constitutes a Material Contract relating to any material Company IP; (iv) the release, disclosure or delivery of any material Company IP by or to any escrow agent or other Person; (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any license or other right with respect to any Intellectual Property Right or Intellectual Property owned or controlled by Parent or any of Parent’s Subsidiaries; or (vi) any restriction on pursuing any claim or enforcing any material Intellectual Property Right or any other material restriction, including any noncompetition restriction, on the operation or scope of the business of any Acquired Corporation or Parent, in each case except as would not result in a Company Material Adverse Effect. All Company IP that is owned or purported to be owned by any Acquired Corporation is and after the consummation of the Merger will be fully transferable, alienable and licensable without material restriction and without any material payment of any kind to any Person.
               (f) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any material Company IP.
               (g) None of the Acquired Corporations and none of the Company Products or Company Product Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.
               (h) No infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing against: (i) any Acquired Corporation; or (ii) any Person that is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).
               (i) None of the Acquired Corporations has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.
               (j) Except for the Company’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based on Company Products or products, software or components incorporated therein that are contained in Company Contracts entered into in the ordinary course of business, none of the Acquired Corporations has assumed, or agreed to discharge or otherwise take responsibility for, any obligation to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim.
               (k) To the Knowledge of the Company, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any Acquired Corporation that is material to the business of the Acquired Corporations as currently conducted is pending or, to the Knowledge of the Company, has been threatened in writing, except for any such claim or Legal Proceeding that, if adversely determined, would not result in a Company Material Adverse Effect.
               (l) To the Knowledge of the Company, none of the Company Product Software, when distributed by an Acquired Corporation (i.e., before receipt and further distribution by a distributor, reseller or OEM) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code intended to have any of the following functions: (i) materially disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially damaging or destroying any data or file without the user’s consent.
               (m) To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source License) that requires or conditions the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Product Software (except for disclosure, licensing, or distribution of minor modifications to the Open Source License source code).
               (n) No source code for any material Company Product Software has been delivered, licensed or made available to any escrow agent or other Person (other than employees, contractors or consultants of the Acquired Corporations in the course of their employment or engagement for the Acquired Corporations). None of the Acquired Corporations has any duty or obligation (whether current, contingent or otherwise) to deliver, license or make available any source code for any Company Product Software to any escrow agent or other Person. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any material Company Product Software to any other Person. For avoidance of doubt, the Company is not required to identify in the Disclosure Schedule those employees, contractors or consultants of the Acquired Corporations who in the course of their employment or engagement for the Acquired Corporations have access to the source code for any Company Product Software.
               (o) To the Knowledge of the Company, the Company has complied at all times and in all respects with all Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, user data, or Personal Data and none of (i) the execution, delivery, or performance of this Agreement or the Voting Agreement, (ii) the consummation of the Merger or any other transaction contemplated by this Agreement or by the Voting Agreement, or (iii) Parent’s possession or use of any user data, will or would be expected to result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data.
          2.10 Contracts.
               (a) Part 2.10 of the Disclosure Schedule identifies each Company Contract that constitutes a Listed Material Contract (as defined below). For purposes of this Agreement, each of the following Contracts (x) that is unexpired and effective as of the date of this Agreement or (y) under which any Acquired Corporation has ongoing rights or obligations, shall be deemed to constitute a “Listed Material Contract”:
               (i) any Contract pursuant to which any of the Acquired Corporations is or would reasonably be expected to become obligated to (A) make any severance, termination or similar payment to any Company Associate (other than statutory payments required by applicable law), (B) provide extended health benefits (other than COBRA for a period of up to 90 days following termination of employment) following the termination of employment of (or other relationship with) any Company Associate, (C) extend the post-termination exercise period of any Company Equity Award beyond the period set forth in the applicable Company Equity Plan, or (D) provide any other benefit to a Company Associate upon termination (with or without cause) of such Company Associate’s employment or other relationship (other than statutory benefits required by applicable law);
               (ii) any Contract relating to the disposition or acquisition by any Acquired Corporation of a business unit or material amount of assets outside the ordinary course of business;
               (iii) any Contract that provides for indemnification of any Indemnified Person (as defined in Section 5.5(a));
               (iv) any Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to bring any claim or enforce any Intellectual Property Right against any Person;
               (v) any Contract (other than Contracts evidencing Company Options or Company Stock-Based Awards): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing to or imposing upon any of the Acquired Corporations any right of first refusal with respect to, or right or obligation to repurchase or redeem, any securities;
               (vi) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for (A) Contracts which do not differ materially from the standard forms Made Available by the Company to Parent, (B) the Company’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based solely on Company Products that are contained in Company Contracts entered into in the ordinary course of business; and (C) the Company’s obligations to indemnify certain licensors, suppliers and other vendors that are contained in Company Contracts entered into in the ordinary course of business;
               (vii) any Contract relating to any currency hedging, swap or other financial derivative, material credit facility, outstanding letter of credit or bank guarantee;
               (viii) any Contract relating to the lease of real property required to be identified in Part 2.8(a) of the Disclosure Schedule, and any Contract required to be identified in both Part 2.10(a)(i)-(vi) or (ix)-(xi) and Part 2.9(a)(i) of the Disclosure Schedule;
               (ix) any Contract to license or authorize any Person to manufacture or reproduce any Company Product or Company Product Software with: (A) any material supplier of the Acquired Corporations, including any material component supplier, (B) any foundry, including any material silicon vendor, (C) any material manufacturer of Company Products, or (D) any sole source supplier of components or products that are not generally available on commercially standard terms from another supplier; and
               (x) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.
               (b) For purposes of this Agreement, each of the following Contracts (x) that is unexpired and effective as of the date of this Agreement or (y) under which any Acquired Corporation has ongoing rights or obligations, shall be deemed to constitute an “Other Material Contract”:

               (i) any Contract (but, for avoidance of doubt, excluding purchase orders using the Company’s standard form) constituting or relating to a Government Contract;
               (ii) any Contract that (A) contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $2,000,000 in any individual case and which may not be terminated without penalty upon notice of 90 days or less, or (B) contemplates or involves the performance of services having a value in excess of $2,000,000 calculated on a per invoice basis, other than any Contract (including any Contract identified in Part 2.9 of the Disclosure Schedule) or purchase order entered into in the ordinary course of business and other than obligations that are terminable by an Acquired Corporation on no more than 90 days notice without liability or financial obligation to any Acquired Corporation;
               (iii) any Contract entered into prior to April 1, 2008 containing “standstill” or similar provisions; and
               (iv) any other Contract, if a breach or termination of such Contract could reasonably be expected to have or result in a Company Material Adverse Effect.
(Listed Material Contracts and Other Material Contracts are referred to collectively as “Material Contracts.”) The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract.
               (c) Except as would not have a Company Material Adverse Effect and except to the extent that they have previously expired in accordance with their terms, each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable against the Acquired Corporations (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
               (d) Except as would not have a Company Material Adverse Effect: (i) none of the Acquired Corporations has materially violated or breached, or committed any material default under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Company Contract; and (iii) none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other overt communication regarding any actual or possible material violation or breach of, or material default under, any Company Contract that constitutes a Material Contract.
               (e) Except as set forth in Part 2.10(e) of the Disclosure Schedule, to the Knowledge of the Company:
               (i) none of the Acquired Corporations has had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;
               (ii) the Acquired Corporations have complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;
               (iii) none of the Acquired Corporations has, in obtaining or performing any Government Contract, violated in any material respect: (A) the Truth in Negotiations Act of 1962, as amended; (B) the False Claims Act; (C) the Anti-Kickback Act; (D) the International Traffic in Arms Regulations; (E) the Export Administration Regulations; (E) the Byrd Amendment; (F) the Buy American Act; (G) the Trade Agreements Act; (H) the Service Contract Act of 1963, as amended; (I) the Procurement Integrity Act, as amended; (J) the Federal Acquisition Regulation (“FAR”) or any applicable agency supplement thereto, including FAR 52.222-26 (Equal Opportunity), FAR 52.222-35 (Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans), FAR 52.222-36 (Affirmative Action for Workers with Disabilities, and FAR 52.222-37 (Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans); (K) the Cost Accounting Standards; (L) the National Industrial Security Program Operating Manual (DOD 5220.22-M); or (M) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations;
               (iv) all facts set forth in or acknowledged by any Acquired Corporation in any certification, representation or disclosure statement submitted by such Acquired Corporation with respect to any Government Contract or Government Bid were current, materially accurate and materially complete as of the date of submission;
               (v) none of the Acquired Corporations and, to the Knowledge of the Company, no employee of any of the Acquired Corporations has been debarred or suspended from doing business with any Governmental Body;
               (vi) no written negative determinations of responsibility have been issued against any Acquired Corporation in connection with any Government Contract or Government Bid;
               (vii) no direct or indirect costs incurred by any Acquired Corporation have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body;
               (viii) no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened in writing to withhold or set off, any amount due to any Acquired Corporation under any Government Contract;
               (ix) to the Knowledge of the Company, there are not and have not been any irregularities, misstatements or omissions made by any Acquired Corporation relating to any Government Contract or Government Bid that have led to (A)

any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving any Acquired Corporation or any of its employees; (B) the questioning or disallowance of any costs submitted for payment by any Acquired Corporation; (C) the recoupment of any payments previously made to any Acquired Corporation; (D) a finding or claim of fraud, false claim, defective pricing, mischarging or improper payments on the part of any Acquired Corporation; or (E) the assessment of any penalties or damages of any kind against any Acquired Corporation;
               (x) there is not any (A) outstanding claim against any Acquired Corporation by, or dispute involving any Acquired Corporation with, any Governmental Body, prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract; (B) termination for default, termination for cause, show cause notice, or cure notice issued in writing by any Governmental Body, prime contractor or higher-tier subcontractor related to any Government Contract that is a Company Contract; or (D) final decision of any Governmental Body against any Acquired Corporation;
               (xi) none of the Acquired Corporations is undergoing and none of the Acquired Corporations has undergone any audit by a Governmental Body;
               (xii) none of the Acquired Corporations has entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;
               (xiii) no payment has been made by any Acquired Corporation or, to the Knowledge of the Company, by any Person acting on any Acquired Corporation’s behalf to any Person (other than to any bona fide employee or bona fide agency (as defined in subpart 3.4 of the FAR) of any Acquired Corporation) which is or was contingent upon the award of any Government Contract;
               (xiv) in each case in which any Acquired Corporation has delivered or otherwise provided any Company IP to any Governmental Body, prime contractor or higher-tier subcontractor in connection with any Government Contract, such Acquired Corporation has marked such Company IP with all markings and legends (including any “restricted rights” legend and any “government purpose license rights” legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company IP;
               (xv) to the Knowledge of the Company, none of the Acquired Corporations has made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement; and
               (xvi) no Acquired Corporation is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Merger or any other transaction contemplated by this Agreement.
          2.11 Liabilities. None of the Acquired Corporations has, and none of the Acquired Corporations is or would reasonably be expected to become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, that are, individually or in the aggregate, material to the Acquired Corporations, except for: (a) liabilities reflected or reserved against on the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the written terms of such Company Contracts; (d) liabilities described in Part 2.11 of the Disclosure Schedule; and (e) liabilities that would not, in the aggregate, have a Company Material Adverse Effect.
          2.12 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times been, in compliance with all applicable Legal Requirements, except for any failure to comply that would not have a Company Material Adverse Effect. Since January 1, 2005, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other overt communication from any Governmental Body regarding any actual or possible violation of, inquiry or investigation relating to or failure to comply with any Legal Requirement in any material respect.
          2.13 Certain Business Practices; Export Compliance.
               (a) None of the Acquired Corporations, and to the Knowledge of the Company, no director, officer, other employee or agent of any of the Acquired Corporations, has violated or operated in noncompliance with any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and, to the Knowledge of the Company, no Acquired Corporation and no such director, officer, other employee or agent has: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns. The Acquired Corporations have established reasonable internal controls and procedures to ensure compliance with the FCPA.
               (b) Except as set forth in Part 2.13(b) of the Disclosure Schedule, the Acquired Corporations have at all times been in compliance with all Legal Requirements, including the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598) and the Customs Regulations (19 C.F.R. §§ 1-357), relating to: (i) the export or transfer of commodities, software, technical data and technology, from the United States to any other country; (ii) the re-export or transfer of commodities, software, technical data and technology from any country outside the United States to any other country outside the United States; (iii) the release of software, technology or technical data to any non-U.S. national within or outside the United States; (iv) the importation into the United States of any products, merchandise, technology or software; (v) the provision of services to Persons outside the United States or to non-U.S. Persons within the United States; and (vi) the receipt or acquisition of services by Persons located outside the United States, or by non-U.S. nationals within the United States, in each case except for any failure to comply that would not have a Company Material Adverse Effect. Without limiting the foregoing, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against any Acquired Corporation with respect to such Acquired Corporation’s import, export or re-export transactions.
          2.14 Governmental Authorizations.
               (a) The Acquired Corporations hold, to the extent legally required, all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. As of the date of this Agreement, all such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times has been, in compliance with the terms and requirements of such Governmental Authorizations, except for any failure to comply that would not have a Company Material Adverse Effect. Since January 1, 2005, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other overt communication from any Governmental Body regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.
               (b) Part 2.14(b) of the Disclosure Schedule describes the terms of each material grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement, does or will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule.
          2.15 Tax Matters.
               (a) Each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations before the Closing Date (the “Acquired Corporation Returns”): (i) has been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Each Acquired Corporation has timely withheld and timely paid all material Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, stockholder or other Person, other than Taxes described in the parenthetical in the next succeeding sentence. There are no material unsatisfied liabilities of the Acquired Corporations (including liabilities for interest, additions to Tax and penalties thereon and related expenses)

with respect to any Tax (other than liabilities for Taxes that are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet).
               (b) The Unaudited Interim Balance Sheet fully accrues all actual and contingent material liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with generally accepted accounting principles, except for liabilities for Taxes incurred since the date of the Unaudited Interim Balance Sheet in the operation of the business of the Acquired Corporations. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material Taxes for the period from the date of the Unaudited Interim Balance Sheet through the Closing Date.
               (c) No material Acquired Corporation Return is currently the subject of any examination or audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person) that is still in effect, and no such extension or waiver is currently being requested from any Acquired Corporation. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise) that any material Acquired Corporation Return will be subject to an audit that has not commenced.
               (d) No claim or Legal Proceeding with respect to any material Tax is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation. There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable.
               (e) There are no agreements relating to allocating or sharing of Taxes to which any Acquired Corporation is a party, other than any such agreements to which only Acquired Corporations are parties. None of the Acquired Corporations is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any material amounts of such Person’s Taxes or is a party to any agreement providing for payments by an Acquired Corporation with respect to any amount of Taxes of any other Person, other than a Person that is an Acquired Corporation. For the purposes of this Section 2.15(e), commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by an Acquired Corporation and commercially reasonable agreements for the allocation of payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by an Acquired Corporation in the ordinary course of business shall be disregarded.
               (f) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.
               (g) No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

               (h) No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.
               (i) The Company has Made Available to Parent accurate and complete copies of all federal and state income Tax Returns of the Acquired Corporations for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Acquired Corporations since April 2, 2003.
               (j) No Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.
          2.16 Employee and Labor Matters; Benefit Plans.
               (a) Except as set forth in Part 2.16(a) of the Disclosure Schedule, none of the Acquired Corporations is a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by any of the Acquired Corporations. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees. There is no labor dispute, strike or work stoppage pending against any of the Acquired Corporations or, to the Knowledge of the Company, threatened or reasonably anticipated that could interfere materially with the business activities of any Acquired Corporation. None of the Acquired Corporations has committed any unfair labor practice in connection with the operation of its business that would reasonably be expected to result in a material liability to such Acquired Corporation. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would reasonably be expected to result in a material liability to any of the Acquired Corporations.
               (b) None of the Acquired Corporations intends, and none of the Acquired Corporations has committed, to establish or enter into any new Company Employee Plan, Foreign Plan or Company Employee Agreement, or to modify any Company Employee Plan, Foreign Plan or Company Employee Agreement (except to conform any such Company Employee Plan, Foreign Plan or Company Employee Agreement to the requirements of Section 409A of the Code and any other applicable Legal Requirements).
               (c) The Company has Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each material Company Employee Plan, each material Foreign Plan and each material Company Employee Agreement, including all amendments thereto and all related trust documents; and (ii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

               (d) Each of the Acquired Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, each Foreign Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements. No material oral or written representation or commitment with respect to any Company Employee Plan or Foreign Plan has been made to any employee of any of the Acquired Corporations and Company Affiliates by an authorized employee of any of the Acquired Corporations and Company Affiliates that is not materially in accordance with the written or otherwise preexisting terms of such Company Employee Plan or Foreign Plan and that would reasonably be expected to result in material liability to any of the Acquired Corporations and Company Affiliates.
               (e) None of the Acquired Corporations, and no Company Affiliate, has at any time since July 21, 2002 maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan subject to Section 413 of the Code.
               (f) No Company Employee Plan, Foreign Plan or Company Employee Agreement provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations and Company Affiliates to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.
               (g) Except as set forth in Part 2.16(g) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement or the Voting Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement or by the Voting Agreement will (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Foreign Plan, Company Employee Agreement or other Company Contract, trust or loan that may result (either alone or in connection with any other circumstance or event) in or give rise directly or indirectly to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) any “parachute payment” within the meaning of Section 280G(b)(2) of the Code: or (iii) the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Acquired Corporation is a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.
               (h) There are no loans or other advances that have been made by any of the Acquired Corporations to any Company Associate that are currently outstanding, other than routine travel advances made to employees in the ordinary course of business.
          2.17 Environmental Matters.
               (a) Except as would not have a Company Material Adverse Effect, each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Laws (as defined below); and (ii) possesses all material permits and other material Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof.
               (b) None of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other overt communication, whether from a Governmental Body, Company Associate or, following the date of this Agreement, otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance in any material respect with any Environmental Law.
               (c) To the Knowledge of the Company, except as would not have a Company Material Adverse Effect: (i) all Leased Real Property and any other property that is or was controlled or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free in all material respects of any Materials of Environmental Concern (as defined below) or material environmental contamination of any nature; (ii) none of the Leased Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Leased Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains any septic or other tanks or leach field or other area into which process wastewater or any Materials of Environmental Concern have been Released (as defined below).
               (d) Except as would not have a Company Material Adverse Effect, no Acquired Corporation has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.
               (e) Except as would not have a Company Material Adverse Effect, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.
               (f) For purposes of this Section 2.17: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.
          2.18 Insurance. Each of the material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company is in full force and effect. As of the date of this Agreement, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, overt communication regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy; or (b) written notice of refusal of any coverage or rejection of any material claim under any such insurance policy. There is no pending workers’ compensation or other material claim under or based upon any insurance policy of any of the Acquired Corporations. With respect to each Legal Proceeding that has been filed against any Acquired Corporation, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and, no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Acquired Corporations of its intent to do so.
          2.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between December 31, 2007 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.19 of the Disclosure Schedule identifies each Person who may be deemed to be, in the Company’s reasonable judgment, an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.
          2.20 Legal Proceedings; Orders.
               (a) Except as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding that, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. The Company has established reasonable internal controls and procedures regarding appropriate retention of documents relevant to pending and threatened Legal Proceedings.
               (b) There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject.
          2.21 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger and this Agreement are advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2); and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Voting Agreement, the board of directors of the Company approved the Voting Agreement and the matters contemplated thereby for purposes of Section 203 of the DGCL. The board of directors of the Company has taken, and during the Pre-Closing Period the board of directors of the Company will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement or by the Voting Agreement.
          2.22 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger or consummate the transactions contemplated by this Agreement.
          2.23 Non-Contravention; Consents. Except as set forth in Part 2.23 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any other transaction contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):
               (a) contravene, conflict with or result in a violation of any of the provisions of the Charter Documents of any of the Acquired Corporations;
               (b) assuming the filings, notices and Consents described in the last paragraph of this Section 2.23 are made, given and obtained, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;
               (c) contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Company Contract, or give any Person the right to: (i) declare a material default or exercise any material remedy under any Company Contract; (ii) receive or obtain a material rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or materially modify any material right, benefit, obligation or other term of any Company Contract;
               (d) result in the imposition or creation of any material Encumbrance upon or with respect to any material asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or
               (e) result in the disclosure or delivery to any escrowholder or other Person of any source code for any Company Product Software, or the transfer of any material asset of any of the Acquired Corporations to any Person, except, in the case of clauses “(b)” through “(e)” as would not reasonably be expected, individually or on the aggregate, to have a Company Material Adverse Effect.
None of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any other transaction contemplated by this Agreement, except as may be required by the Securities Act, the Exchange Act, the DGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), and except where the failure to make any such filing, give any such notice or obtain any such Consent would not, individually or in the aggregate, have a Company Material Adverse Effect.
          2.24 Fairness Opinion. The Company’s board of directors has received the written opinion of Merrill Lynch, Pierce, Fenner and Smith Incorporated (“Merrill Lynch”), financial advisor to the Company, dated July 21, 2008, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The Company has furnished (solely for informational purposes) a copy of said written opinion to Parent.
          2.25 Financial Advisor. Except for Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has Made Available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Merrill Lynch.
          2.26 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements or information made or incorporated by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus by or about Parent or Merger Sub supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus.
     Section 3. Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub represent and warrant to the Company as follows:
          3.1 Due Organization. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.
          3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
          3.3 No Vote Required. No vote of the holders of Parent Common Stock is required under applicable law to authorize the Merger.
          3.4 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Merger Sub of the Merger will: (a) conflict with or result in any breach of the certificate of incorporation or bylaws of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any Legal Requirement or Order to which Parent or Merger Sub is subject, except for any violation that will not have a material adverse effect on Parent’s ability to consummate the Merger. Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body prior to the Effective Time in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.
          3.5 Valid Issuance. The shares of Parent Common Stock to be issued pursuant to the Merger will, when issued in accordance with the requirements of this Agreement and other applicable documents, be fully paid, validly issued and non-assessable.

          3.6 Financing. Parent has delivered to the Company an accurate and complete copy of an executed debt commitment letter dated July 21, 2008, related term sheets and the exhibits attached thereto, from Bank of America N.A. and Morgan Stanley Senior Funding, Inc. and certain of their respective affiliates (collectively, the “Debt Commitment Letter”), pursuant to which, on the terms and subject to conditions of the Debt Commitment Letter, certain lenders have committed to provide Parent with loans in the amounts described in the Debt Commitment Letter (the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the other parties thereto. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any material respect. As of the date of this Agreement, Parent is not in material breach of any of its covenants set forth in the Debt Commitment Letter. Parent has paid any and all commitment or other fees payable by it under the Debt Commitment Letter that are due as of the date of this Agreement. Except for side letters, agreements, arrangements or understandings that would not reasonably be expected to materially impair the validity of the Debt Commitment Letter or the ability of Parent to consummate the Merger or materially decrease the amount of financing expected to be provided under the Debt Commitment Letter, there are no side letters or other agreements, arrangements or understandings with any lender relating to the Debt Financing to which Parent, Merger Sub or any of their affiliates is a party as of the date of this Agreement. Subject to its terms and conditions, the Debt Financing, if and when funded in accordance with the Debt Commitment Letter, will, when taken together with funds (including funds on hand) otherwise available to Parent and, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and the Company’s compliance with its covenants and obligations set forth in this Agreement, funds (including funds on hand) otherwise available to the Acquired Corporations, provide Parent with financing on the Closing Date sufficient to pay all cash amounts required to be paid by Parent and Merger Sub under this Agreement in connection with the Merger, together with any fees and expenses of or payable by Parent, Merger Sub and the Surviving Corporation with respect to the Merger and the Debt Financing on the Closing Date. Assuming that the Debt Financing is funded in accordance with the terms of the Debt Financing Letter, and assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and the Company’s compliance with its covenants and obligations set forth in this Agreement, neither Parent nor Merger Sub will require any additional debt or financing other than as contemplated by the Debt Commitment Letter to satisfy its obligations under this Agreement. As of the date of this Agreement, the obligations of the lenders under the Debt Commitment Letter to make the Debt Financing available to Parent and Merger Sub pursuant to the terms of the Debt Commitment Letter are not subject to any conditions, other than those set forth in the Debt Commitment Letter. As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and the Company’s compliance with its covenants and obligations set forth in this Agreement, Parent (i) is not aware of any fact or occurrence that makes the Specified Representations (as that term is defined in Annex III to the Debt Commitment Letter) inaccurate in any material respect, (ii)  has no reason to believe that it will be unable to comply on a timely basis with any covenant, or satisfy on a timely basis any condition, contained in the Debt Commitment Letter required to be complied with or satisfied by Parent or its affiliates, and (iii) has no reason to believe that any portion of the Debt Financing required to consummate the transactions contemplated hereby will not be made available to Parent or Merger Sub on the Closing Date. Subject to Sections 1.3, 8.1 and 8.3(f), in no event shall the receipt of the Debt Financing by Parent, Merger Sub or any of their respective affiliates be a condition to any of the obligations of Parent or Merger Sub hereunder.
          3.7 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub. Assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth in this Agreement, or the waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing and the payment of the aggregate consideration contemplated by Sections 1 and 5.3 and any other repayment or refinancing of debt that may be contemplated in the Debt Commitment Letter, and payment of all related fees and expenses, and assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and the Company’s compliance with its covenants and obligations set forth in this Agreement, as of the date of this Agreement, Parent expects that at and immediately after the Effective Time: (a) the amount of the “fair saleable value” of the assets of Parent and its Subsidiaries (i) would exceed the total amount of liabilities, including contingent liabilities, of Parent and (ii) would exceed the amount that will be required to pay the probable liabilities of Parent’s then existing debts (including contingent liabilities) as such debts become absolute and matured considering all financing alternatives and potential asset sales reasonably available to Parent and its Subsidiaries; and (b) Parent and its Subsidiaries would not have an unreasonably small amount of capital for the operation of the business in which Parent is engaged at the Effective Time.
          3.8 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements or information made or incorporated by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus by or about the Company supplied by the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus.
     Section 4. Certain Covenants of the Company
          4.1 Access and Investigation. During the period from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. The Company shall use its reasonable best efforts to deliver to Parent a statement setting forth the current dollar amounts of the consolidated unrestricted cash, cash equivalents and short-term investments of the Acquired Corporations, as well as related information, as soon as reasonably practicable following any reasonable request therefor by Parent. The Company shall use commercially reasonable efforts to notify Parent at least four days prior to any Acquired Corporation making any individual capital expenditure in an amount greater than $500,000. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:
               (i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows;
               (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;
               (iii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of any of the Acquired Corporations to any party to any Company Contract that constitutes a Material Contract or sent to any of the Acquired Corporations by any party to any Company Contract that constitutes a Material Contract;
               (iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other transactions contemplated by this Agreement; and
               (v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

If the access to certain information to be granted to Parent pursuant to this Section 4.1 would reasonably be expected to result in a violation of applicable Legal Requirements or would otherwise be unreasonably disruptive to the operations of the Company, the Company and Parent shall cooperate in good faith to develop an alternative to furnishing such information to Parent and its Representatives to address such matters that is reasonably acceptable to Parent and the Company.
          4.2 Operation of the Company’s Business.
               (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use its reasonable best efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.18 (other than any such policies that are immediately replaced with substantially similar policies); (iv) the Company shall cause to be provided all notices, assurances and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Company Contract occurs that would reasonably be expected to result in (A) any transfer or disclosure by any Acquired Corporation of any source code for any Company Product Software or (B) a release from any escrow of any source code for any Company Product Software that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; and (v) the Company shall promptly notify Parent of (A) any written notice or other overt communication of which the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Merger or any of the other transactions contemplated by this Agreement.
               (b) During the Pre-Closing Period, except as set forth in Part 4.2(b) of the Disclosure Schedule, the Company shall not (without the prior written consent of Parent, which shall not be unreasonably withheld with respect to the matters described in clauses “(vi),” “(vii),” “(ix),” “(xi),” “(xii),” “(xix),” “(xx),” “(xxiv)” and “(xxv)” of this sentence), and the Company shall ensure that each of the other Acquired Corporations does not (without the prior written consent of Parent, which shall not be unreasonably withheld with respect to the matters described in clauses “(vi),” “(vii),” “(ix),” “(xi),” “(xii),” “(xix),” “(xx),” “(xxiv)” and “(xxv)” of this sentence) permit any of the other Acquired Corporations to:
               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, split, combine or reclassify any capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities, other than repurchases from employees of the

Company following termination of employment pursuant to the terms of applicable pre-existing restricted stock agreements;
               (ii) sell, issue, grant deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement or upon the vesting of Company Stock-Based Awards outstanding as of the date of this Agreement, and (y) pursuant to the Company ESPP; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant to any employee of the Company below the level of Vice President (x) options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) or (y) restricted stock units or restricted stock awards (containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under the Company Equity Plans in connection with either the hiring of such employee during the Pre-Closing Period or the Company’s annual employee review process, provided that (I) any such award grants made to newly-hired employees of the Company shall be made in accordance with the Company’s new hire guidelines set forth in Part 4.2(b)(ii)(I) of the Disclosure Schedule; and (II) any award grants made to Company employees in connection with the Company’s annual employee performance review process, shall be made in accordance with the guidelines set forth in Part 4.2(b)(ii)(I) of the Disclosure Schedule;
               (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Equity Award or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement;
               (iv) amend or permit the adoption of any amendment to any of its Charter Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
               (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;
               (vi) make any capital expenditure that, when added to all other capital expenditures made by the Acquired Corporations during a particular fiscal quarter, exceeds the total amount budgeted for such fiscal quarter as set forth in Exhibit 4.2(b)(vi) to the Disclosure Schedule under the heading “Implied Capex”;

               (vii) other than in the ordinary course of business consistent with past practices (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract or (B) amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;
               (viii) grant any exclusive license or right with respect to any Company IP;
               (ix) other than in the ordinary course of business consistent with part practices. enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract the effect of which would be to grant to any Person following the Merger any actual or potential right or license to any Intellectual Property Right owned as of the date of this Agreement by any Acquired Corporation or Parent;
               (x) enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract containing, or otherwise subjecting any Acquired Corporation to, any non-competition, exclusivity or other material restriction on the operation of the business of any Acquired Corporation or Parent;
               (xi) other than on the ordinary course of business consistent with past practices, enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract providing for future purchases of components, supplies or finished goods from any Person providing contract manufacturing or other component manufacturing or aggregation services;
               (xii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, lease or license any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;
               (xiii) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;
               (xiv) (A) make any pledge of any of its material assets or (B) permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of any of the Acquired Corporations;
               (xv) permit any cash, cash equivalents or short-term investments of the Acquired Corporations to become subject to any Encumbrance;

               (xvi) lend money to any Person, incur or guarantee any indebtedness (including capital lease obligations) (other than indebtedness for reimbursement of expenses made in the ordinary course of business) or obtain or enter into any bond or letter of credit or any related Contract;
               (xvii) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to employees that are not at the Vice President level or above in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by Section 409A of the Code and other applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with existing bonus and profit sharing plans referred to in Part 2.16(b) of the Disclosure Schedule);
               (xviii) hire any employee (A) at the director level with compensation that is inconsistent with the Company’s compensation guidelines or its past practices; or (B) at the level of Vice President or above;
               (xix) promote any employee except in order to fill a position below the level of Vice President that is vacated after the date of this Agreement;
               (xx) other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;
               (xxi) establish, adopt or amend any investment policy of the Acquired Corporations, make any investment that is inconsistent with any investment policy of the Acquired Corporations or make any investment in any mortgage-backed securities;
               (xxii) make any material Tax election, amend or file a claim for refund with respect to any Tax Return described in Section 2.15(i), compromise or settle any Legal Proceeding with respect to any Tax or Tax-related matter, enter into or obtain any Tax ruling or take any action that would reasonably be expected to have a material and adverse impact on the Tax liability of any Acquired Corporation, except as required under applicable Legal Requirements;
               (xxiii) commence any Legal Proceeding other than Legal Proceedings commenced for the routine collection of bills;

               (xxiv) settle any claim or Legal Proceeding other than claims or Legal Proceedings against the Acquired Corporations that do not relate to Tax or Tax-related matters and with respect to which the settlement involves solely the payment by the Acquired Corporations of an amount less than $500,000 individually and less than $1,000,000 in the aggregate for all such claims and Legal Proceedings settled during the Pre-Closing Period; or
               (xxv) agree or commit to take any of the actions described in clauses “(i)” through “(xxiv)“ of this Section 4.2(b).
          4.3 No Solicitation.
               (a) The Company shall not directly or indirectly, and shall ensure that the other Acquired Corporations and their respective Representatives do not directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, except to disclose the existence and terms of this Section 4.3; (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.
               (b) Notwithstanding anything to the contrary contained in Section 4.3(a), if (x) prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company receives an unsolicited, bona fide, written Acquisition Proposal that the Company’s board of directors has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to lead to, a Superior Offer, and that is not withdrawn, and (y) neither any Acquired Corporation nor any Representative of any Acquired Corporation has breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, then the Company may then take the following actions (but only if and to the extent that its board of directors concludes in good faith, following the receipt of advice of its outside legal counsel and its financial advisor, that the failure to do so would be reasonably likely to constitute a breach of its fiduciary obligations under applicable Legal Requirements):
               (i) furnish nonpublic information to the Person making such Acquisition Proposal, provided that (A) prior to furnishing any such nonpublic information to such Person, the Company gives Parent written notice that it is furnishing such nonpublic information to such Person, (B) prior to furnishing any such nonpublic information to such Person, the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person and such Person’s Representatives on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and (C) contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and
               (ii) engage in negotiations with such Person with respect to such Acquisition Proposal, provided that prior to engaging in negotiations with such Person, the Company gives Parent written notice of its intention to engage in negotiations with such Person.
Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.
               (c) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto. The Company agrees that it shall not enter any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.
               (d) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.
               (e) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced at the request of Parent. The Company also shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or a possible equity investment in any Acquired Corporation to return to the Acquired Corporations, or, alternatively, to destroy and certify to the Company the destruction of, all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.
               (f) Nothing contained in this Agreement shall prohibit the Company or its board of directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, except that the board of directors of the Company shall not be permitted to withdraw the Company Board Recommendation or modify the

Company Board Recommendation in a manner adverse to Parent except as specifically provided in Section 5.2(c).
     Section 5. Additional Covenants of the Parties
          5.1 Registration Statement; Prospectus/Proxy Statement.
               (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Prior to the filing of the Prospectus/Proxy Statement and the Form S-4 Registration Statement, each of Parent and the Company shall give the other a reasonable opportunity to review and comment on such documents in advance of filing and shall consider in good faith the comments reasonably proposed by the other. Each of Parent and the Company shall use its reasonable best efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company shall use its reasonable best efforts to cause the Prospectus/Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. Parent shall promptly furnish to the Company all information concerning Parent that may be required or reasonably requested in connection with the preparation of the Prospectus/Proxy Statement. If any event relating to Parent or its Subsidiaries occurs, or if Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Prospectus/Proxy Statement, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC. Each of Parent and the Company will notify the other promptly upon the receipt of any written or oral comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Form S-4 Registration Statement and/or the Prospectus/Proxy Statement. Each of Parent and the Company shall cooperate and provide the other (and the other’s counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or Prospectus/Proxy Statement prior to filing such amendment or supplement with the SEC, and will provide each other with a copy of all such filings made with the SEC. Neither Parent nor the Company shall make or file any amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 Registration Statement without the approval of the other party (which will not be unreasonably withheld, conditioned or delayed), except to the extent such amendment or supplement is required by applicable Legal Requirements. Parent shall advise the Company promptly after it receives notice of the Form S-4 Registration Statement being declared effective, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.
               (b) Subject to their respective obligations to comply with all disclosure-related and other applicable Legal Requirements, Parent and the Company shall use their reasonable best efforts to cause the Form S-4 Registration Statement to be filed with the SEC as promptly as practicable following the date of this Agreement and to cause the Form S-4 Registration Statement to be declared effective by the SEC as promptly as practicable following the filing thereof with the SEC.
               (c) As promptly as practicable after the date of this Agreement, Parent shall use its reasonable best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued pursuant to the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities laws of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.
          5.2 Company Stockholders’ Meeting.
               (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company, subject to the approval of Parent, which shall not be unreasonably withheld or delayed) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
               (b) Subject to Section 5.2(c): (i) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company (A) has unanimously determined that the Merger and this Agreement are advisable and (B) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the unanimous determination that the Merger and this Agreement are advisable and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being collectively referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw the Company Board Recommendation or to modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if it shall no longer be unanimous). The

Company shall ensure that the Prospectus/Proxy Statement includes the opinion of the financial advisor referred to in Section 2.24.
               (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent:
               (i) if: (A) an unsolicited, bona fide, written offer to purchase all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a material breach by any Acquired Corporation of (or any action inconsistent with) this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which any Acquired Corporation has any rights or obligations; (C) the Company provides Parent, at least two business days prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the board of directors (including a copy of any draft definitive agreement relating to such offer to the extent such a draft definitive agreement exists) and the identity of the Person making such offer; (D) the Company’s board of directors determines in good faith, after obtaining and taking into account the advice of its financial advisor, that such offer constitutes a Superior Offer; (E) the Company’s board of directors determines in good faith, after obtaining and taking into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to so withdraw or modify the Company Board Recommendation would be reasonably likely to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (F) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within the period of five business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that such offer is a Superior Offer and that the Company’s board of directors has determined that the failure to withdraw or modify the Company Board Recommendation in light of such Superior Offer would be reasonably likely to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (G) during such five business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Offer no longer constitutes a Superior Offer or that no withdrawal or modification to the Company Board Recommendation is required as a result of such offer; and (H) at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Superior Offer and the failure to withdraw or modify the Company Board Recommendation would continue to be reasonably likely to constitute a breach of the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Legal Requirements in light of such Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(G)” or otherwise); or

               (ii) if: (A) there shall occur or arise after the date of this Agreement a material development or material change in circumstances that relates to the Acquired Corporations but does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (B) no Acquired Corporation, and no Representative of any Acquired Corporation, had Knowledge, as of the date of this Agreement, that such Intervening Event was reasonably likely to occur or arise after the date of this Agreement; (C) the Company provides Parent, at least two business days prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Intervening Event may require the Company to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event; (D) the Company’s board of directors determines in good faith, after obtaining and taking into account the advice of its outside legal counsel, that, in light of such Intervening Event, the failure to so withdraw or modify the Company Board Recommendation would be reasonably likely to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (E) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within the period of five business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that the failure to withdraw or modify the Company Board Recommendation in light of such Intervening Event would be reasonably likely to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (F) during such five business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that no withdrawal or modification to the Company Board Recommendation is legally required as a result of such Intervening Event; and (G) at the end of such five business day period, the failure to withdraw or modify the Company Board Recommendation would still be reasonably likely to constitute a breach of the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Legal Requirements in light of such Intervening Event (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(F)” or otherwise).
The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (1) shall not affect the validity of the original approval of this Agreement as of the date of this Agreement or any other approval of the Company’s board of directors; and (2) shall not have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the Merger or any of the other transactions contemplated by this Agreement or by the Voting Agreement.
               (d) Notwithstanding the terms of Section 5.2(a), if on a date for which the Company Stockholders’ Meeting is scheduled (the “Company Meeting Original Date”), the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement, whether or not a quorum is present, the Company shall cause the Company Stockholders’ Meeting to be postponed or adjourned to a date that is the sooner of 20 business days after the Company Meeting Original Date and two business days prior to the End Date (as defined in Section 8.1(b)), or to such other date as Parent and the Company may mutually determine.
               (e) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Intervening Event or by any withdrawal or modification of the Company Board Recommendation.
          5.3 Stock Options, RSUs and ESPP.
               (a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, other than the Identified Company Options (as defined in Section 5.3(b)), shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent, at Parent’s option, either: (i) assuming such Company Option; or (ii) replacing such Company Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed or replaced by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Company Option is evidenced, any restriction on the exercise of any Company Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Company Option; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option assumed or replaced by Parent. The “Conversion Ratio” shall be equal to the sum of (1) the Exchange Ratio; plus (2) the fraction having a numerator equal to the Per Share Cash Amount and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the Closing Date (the “Average Parent Stock Price”).

               (b) Prior to the Effective Time, the Company shall cause each unexercised Identified Company Option that is outstanding immediately prior to the Effective Time (whether or not vested) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Identified Company Option shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Identified Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to: (i) the sum of (A) the Per Share Cash Amount plus (B) an amount equal to the product of the Exchange Ratio multiplied by the Average Parent Stock Price (such sum being referred to as the “Gross Cash Amount”); minus (ii) the exercise price per share of Company Common Stock subject to such Identified Company Option (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such Identified Company Option equals or exceeds the Gross Cash Amount, then the amount payable under this Section 5.3(b) with respect to such Identified Company Option shall be zero). Each holder of an outstanding Identified Company Option cancelled as provided in this Section 5.3(b) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(b), without interest. Parent shall cause the cash payments described in this Section 5.3(b) to be paid promptly following the Effective Time. For purposes of this Agreement, an “Identified Company Option” shall mean a Company Option identified by Parent prior to the Effective Time that is held by: (1) any member of the board of directors of the Company; (2) any of the individuals listed on Schedule 5.4(b) who may be designated by Parent in writing prior to the Effective Time as a holder of Identified Company Options prior to the Effective Time; or (3) any other Company Associate mutually agreed upon by Parent and the Company in writing.
               (c) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, other than the Identified Company RSUs (as defined in Section 5.3(d)), shall be converted into and become a right to be issued Parent Common Stock, with such conversion effected through Parent, at Parent’s option, either: (i) assuming such Company RSU; or (ii) replacing such Company RSU by issuing a reasonably equivalent replacement right to be issued Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the award agreement by which such Company RSU is evidenced. All rights with respect to Company Common Stock under Company RSUs assumed or replaced by Parent shall thereupon be converted into rights to be issued Parent Common Stock upon settlement of such assumed or replaced Company RSUs. Accordingly, from and after the Effective Time: (A) each Company RSU assumed or replaced by Parent will represent a right to be issued solely shares of Parent Common Stock upon settlement thereof; (B) the number of shares of Parent Common Stock subject to each Company RSU assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company RSU immediately prior to the Effective Time by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (C) subject to the terms of the award agreement by which such Company RSU is evidenced, any restriction on the issuance of shares under any Company RSU assumed or replaced by Parent shall continue in full force and effect and the term, vesting schedule and other provisions of such Company RSU shall otherwise remain unchanged as a result of the assumption or replacement of such Company RSU; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company RSU assumed or replaced by Parent.
               (d) Prior to the Effective Time, the Company shall cause each Identified Company RSU that is outstanding immediately prior to the Effective Time (whether or not vested) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Identified Company RSU shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Identified Company RSU immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to the Gross Cash Amount. Each holder of an outstanding Identified Company RSU cancelled as provided in this Section 5.3(d) shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 5.3(d), without interest. Parent shall cause the cash payments described in this Section 5.3(d) to be paid promptly following the Effective Time. For purposes of this Agreement, an “Identified Company RSU” shall mean each Company RSU identified by Parent prior to the Effective Time that is held by: (1) any member of the board of directors of the Company; (2) any of the individuals listed on Schedule 5.4(b) who may be designated by Parent in writing prior to the Effective Time as a holder of Identified Company RSUs; or (3) any other Company Associate mutually agreed upon by Parent and the Company in writing.
               (e) Parent shall file with the SEC, no later than 15 business days after the date on which the Merger becomes effective, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options and Company RSUs assumed or replaced by Parent in accordance with Sections 5.3(a) and 5.3(c), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or restricted stock units remain outstanding.
               (f) At the Effective Time, if Parent determines that it desires to do so, Parent may assume any or all of the Company Equity Plans or merge any such Company Equity Plan into any equity incentive plan of Parent. If Parent elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options and Company RSUs that are assumed or replaced by Parent pursuant to Sections 5.3(a) and 5.3(c)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Equity Plan.
               (g) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company Options and Company RSUs have no rights with respect thereto other than those specifically provided in this Section 5.3.
               (h) Prior to the Effective Time, Parent shall, in its sole discretion, elect to either (x) assume or replace the Company ESPP Options in accordance with Section 5.3(h)(i), or (y) cause the Company ESPP to be terminated prior to the Effective Time in accordance with Section 5.3(h)(ii). Parent may make different elections with respect to the Company ESPP as it applies to participants in the United States and in foreign jurisdictions, as Parent, in its sole discretion, shall determine. Parent shall notify the Company of its election no less than fifteen days prior to the Closing.
                    (i) If Parent elects to assume or replace the Company ESPP Options, at the Effective Time, each Company ESPP Option under the Company ESPP that is outstanding and unexercised immediately prior to the Effective Time and for which a Company ESPP Offering Period has not expired shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent, at Parent’s option, either: (A) assuming such Company ESPP Option; or (B) replacing such Company ESPP Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in replacement therefor, in either case in accordance with the terms of the Company ESPP (as in effect on the date of this Agreement) and the terms of the Company ESPP Subscription Agreement (as in effect immediately prior to the Effective Time) of each Company Associate who is participating in the Company ESPP immediately prior to the Effective Time. All rights with respect to Company Common Stock under Company ESPP Options assumed or replaced by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (1) each Company ESPP Option assumed or replaced by Parent will be automatically exercised solely for shares of Parent Common Stock; (2) the number of shares of Parent Common Stock subject to each Company ESPP Option assumed or replaced by Parent shall be determined by dividing the Company ESPP Contributions of each participant in the Company ESPP as of the applicable Company ESPP Purchase Date by the per share exercise price determined pursuant to clause “(3)” of this sentence, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (3) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company ESPP Option assumed or replaced by Parent shall be determined to be the lower of (x) 85% of the Company ESPP Offering Date Fair Market Value divided by the Conversion Ratio, rounding the resulting exercise price up to the nearest whole cent, and (y) 85% of the Parent Common Stock Fair Market Value on the Company ESPP Purchase Date, rounding the exercise price up to the nearest whole cent; and (D) any restriction on a Company ESPP Option, as set forth in the terms of the Company ESPP (as in effect on the date of this Agreement) and in a Company ESPP Subscription Agreement (as in effect immediately prior to the Effective Time) shall continue in full force and effect notwithstanding such assumption or replacement.
                    (ii) If Parent elects to cause the Company ESPP to be terminated prior to the Effective Time, the Company shall take all action that may be necessary to: (A) cause any outstanding offering period under the Company ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective; (B) make any pro-

rata adjustments that may be necessary to reflect the shortened Company ESPP Offering Period, but otherwise treat such shortened Company ESPP Offering Period as a fully effective and completed Company ESPP Offering Period for all purposes under the Company ESPP; (C) cause the exercise (as of the last business day prior to the date on which the Merger becomes effective) of each outstanding Company ESPP Option; and (D) provide that no further Company ESPP Offering Period or Company ESPP Purchase Period shall commence after the Effective Time; provided, however, that the actions described in clauses “(A)” through “(D)” of this sentence shall be conditioned upon the consummation of the Merger. On such new Company ESPP Purchase Date, the Company shall apply each participant’s Company ESPP Contributions as of such date to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP.
          5.4 Employee Benefits.
               (a) As of the Closing Date and for a period of at least one year following the Closing Date, Parent, in its sole and absolute discretion, shall be permitted to do any of the following: (x) cause the Company Employee Plans to remain in effect; (y) subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements, permit employees of the Acquired Corporations who continue employment with Parent, any Acquired Corporation or the Surviving Corporation following the Closing Date (“Continuing Employees”), and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including any generally available vacation, sick, personal time off plans or programs, but excluding the stock compensation plans or arrangements) of Parent on terms not materially less favorable than those provided to similarly situated employees of Parent; or (z) cause any one or more Company Employee Plans to remain in effect as contemplated by clause “(x)” of this sentence and permit Continuing Employees to participate in any one or more benefit plans, programs or policies of Parent as contemplated by clause “(y)” of this sentence. Following the Effective Time, Parent shall cause the Surviving Corporation to comply with the terms of the Company’s Executive Incentive Plan approved by the board of directors of the Company on June 5, 2008, and for purposes of determining the amount that may be earned by a participant in such plan and may become payable by the Surviving Corporation to such participant under such plan, the Company shall be deemed to have achieved at least 100% of the Company’s performance goals under such plan and such participant shall be deemed to have achieved 100% of such participant’s individual performance goals under such plan. If Parent elects to have Continuing Employees and their eligible dependents participate in any employee benefit plan, program or policy of Parent following the Closing Date, then, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements:
               (i) each such Continuing Employee will receive credit for purposes of eligibility to participate, level of benefits, vesting and vacation, sick and personal time off (but not for purposes of benefit accrual) under such plan, program or policy for years of service with an Acquired Corporation, provided that such credit (A) does not result in a duplication of benefits, compensation, incentive or otherwise and (B) does not result in an increase in the level of benefits beyond which a similarly situated employee of Parent would be entitled; and

               (ii) if such plan, program or policy is a group health plan of Parent in which Continuing Employees and their eligible dependents will participate, Parent will use its reasonable best efforts to cause any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under such plan to be waived and will use its reasonable best efforts to provide credit for any co-payments and deductibles paid by the Continuing Employees prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under such plan that may apply after the Closing Date.
If Parent, in its sole discretion, elects to terminate a flexible spending account for medical or dependent care expenses under a Company Employee Plan pursuant to Sections 125 and 129 of the Code (the “Company FSA”) during the calendar year in which the Closing occurs, then, for each Continuing Employee who is a participant, and maintains a positive account balance, in the Company FSA (a “Participating FSA Employee”), on the first day such Participating FSA Employee is eligible to participate in the flexible spending account for medical or dependent care expenses under an employee benefit plan of Parent pursuant to Sections 125 and 129 of the Code (the “Parent FSA”), Parent will use its reasonable best efforts to cause the Parent FSA to assume such Participating FSA Employee’s account balance under the Company FSA and the elections made thereunder attributable to such Participating FSA Employee.
               (b) Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons to the extent of their respective rights pursuant to Section 5.5, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.4 shall limit the effect of Section 9.8.
               (c) Unless otherwise requested by Parent in writing at least five days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, (i) any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”), and (ii) the Company’s bonus vacation program as described in the Company’s Employee Handbook 2008 (the “Bonus Vacation Program”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request. If the Company is required to terminate the Bonus Vacation Program, the Company shall, effective upon termination thereof, award each employee of the Company who is eligible to earn a bonus vacation under the Bonus Vacation Program the prorated number of bonus vacation days or partial days that, when compared with the full award of 10 days, corresponds to the proportion that the number of days of service performed by such employee bears toward the four-year period required to earn a final vacation bonus award.

               (d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the transactions contemplated by this Agreement, the Company shall cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any ERISA Affiliate shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which shall not be unreasonably withheld.
          5.5 Indemnification of Officers and Directors.
               (a) Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of the Acquired Corporations (each, an “Indemnified Person”) as provided in their respective Charter Documents or in any Indemnification Agreement (as defined below) shall survive the Merger and shall continue in full force and effect, but only to the extent such rights to exculpation, indemnification and advancement of expenses are available under and consistent with Delaware law. For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s Charter Documents as in effect as of the date of this Agreement or in any Indemnification Agreements, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Acquired Corporations; provided, however, that all rights to indemnification in favor of such current or former directors or officers in respect of any Action (as defined in Section 5.5(b)) pending or asserted or any claim made against them within such six-year period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.5. For purposes of this Agreement, “Indemnification Agreement” shall mean any indemnification agreement between an Acquired Corporation and an Indemnified Person in his or her capacity as a director or officer of an Acquired Corporation, as such agreement is in effect as of the date of this Agreement.
               (b) Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Person to the fullest extent permitted by applicable Legal Requirements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) arising out of, relating to or in connection with any action or omission by such Indemnified Person occurring or alleged to have occurred before the Effective Time in connection with such Indemnified Person serving as an officer or director of any Acquired Corporation; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation shall only be required to indemnify and hold harmless, or advance expenses to, an Indemnified Person if and to the same extent such Indemnified Person is entitled to be indemnified by an Acquired Corporation or has the right to advancement of expenses from an Acquired Corporation pursuant to (i) the Charter Documents of such Acquired Corporation as in effect as of the date of this Agreement or (ii) any Indemnification Agreement between such Acquired Corporation and such Indemnified Person. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such Action.
               (c) Prior to the Effective Time, the Company shall purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Acquired Corporations (the “Existing D&O Policies”) with respect to matters arising on or before the Effective Time, covering without limitation (to the extent covered by the Existing D&O Policies) the transactions contemplated by this Agreement (the “Tail Policy”); provided, however, that if such “tail” policy is not available at a cost of less than 300% of the annual premium paid by the Company in 2007 for the Existing D&O Policies (the “Maximum Premium Amount”), the Company shall purchase as much coverage as is available for such amount. Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event that any of the carriers issuing or reinsuring the Tail Policy shall become insolvent or otherwise financially distressed such that any of them is unable to satisfy its financial obligations under the Tail Policy at any time during the aforementioned six-year period, Parent agrees that it shall, from time to time, cause the Tail Policy to be replaced with another prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the Tail Policy, with a term extending for the remainder of such six-year period (the “New Tail Policy”); provided, however, that in no event shall the maximum amount that Parent is required to expend to obtain any New Tail Policy under this Section 5.5(c) exceed the amount by which the Maximum Premium Amount exceeds the sum of (i) the premium paid by the Company for the Tail Policy plus (ii) the aggregate premium(s) paid by Parent and the Surviving Corporation to obtain any other New Tail Policy. In such event, references in this Agreement to the Tail Policy shall be deemed to include any New Tail Policy, as applicable.
               (d) Parent shall pay all expenses, including reasonable attorneys’ fees, incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.5.
               (e) The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Charter Documents of the Acquired Corporations or the Surviving Corporation, under any other indemnification arrangement, under the DGCL or otherwise. The provisions of this Section 5.5 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.
               (f) This Section 5.5 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons and shall be binding on Parent and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of Parent or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.5.
          5.6 Regulatory Approvals and Related Matters.
               (a) Each party shall use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file: (i) the notification and report forms required to be filed under the HSR Act; (ii) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters; and (iii) any notification or report required by the National Industrial Security Program Operating Manual (DOD 5220.22-M) for facility and personnel security clearances, and any related Department of Energy regulations. The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters; and (C) any inquiries or requests received from the Defense Security Service or the Department of Energy in connection with facility and personnel security clearances. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Merger.
               (b) Subject to the limitations set forth in Sections 5.6(c), 5.12(a) and 8.3(f), Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to the limitations set forth in Sections 5.6(c), 5.12(a) and 8.3(f), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; (ii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other transactions contemplated by this Agreement. Each of Parent and the Company shall provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the transactions contemplated by this Agreement, and shall give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. The Company shall promptly deliver to Parent a copy of each such filing or other submission made, each notice given and each Consent obtained by any Acquired Corporation during the Pre-Closing Period.
          (c) Notwithstanding anything to the contrary contained in this Section 5.6 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement to take any of the following actions, if Parent determines in good faith that taking such actions would reasonably be expected to materially affect the business or interests of Parent, any of Parent’s Subsidiaries or any of the Acquired Corporations in any adverse way: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause any of the Acquired Corporations to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other transactions contemplated by this Agreement.
     5.7 Notification of Certain Matters.
          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 5.7(a) or any information or knowledge obtained pursuant to Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

               (b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. No notification given to the Company pursuant to this Section 5.7(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.
          5.8 Disclosure. Subject to the terms of Section 4.3(f), except in connection with a valid withdrawal or modification to the Company Board Recommendation made in accordance with Section 5.2(c), Parent and the Company: (a) shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use their respective reasonable best efforts to agree on, any press release or other public statement with respect to the Merger or any of the other transactions contemplated by this Agreement or by the Voting Agreement; and (b) except for press releases and public statements required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement. Notwithstanding the foregoing, Parent and the Company may make public statements in response to questions from the press, analysts, investors or those attending industry conferences so long as such statements are substantially consistent with press releases, public disclosures or public statements previously issued or made by Parent.
          5.9 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business that is not related to the Merger and the transactions contemplated hereby.
          5.10 Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock being issued pursuant to the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the Effective Time.
          5.11 Resignation of Officers and Directors. The Company shall use its reasonable best efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Acquired Corporations.
          5.12 Financing.
               (a) Parent shall use its reasonable best efforts to cause to be taken all actions necessary to obtain the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letter, including using its reasonable best efforts to: (i) maintain in effect the Debt Commitment Letter and negotiate and enter into definitive agreements with respect to the Debt Financing (A) on the terms and subject to the conditions reflected in the Debt Commitment Letter or (B) on other terms that are acceptable to Parent and would not materially and adversely impact the ability of Parent to consummate the transactions contemplated by this Agreement on a timely basis; (ii) comply on a timely basis with all covenants, and satisfy on a timely basis all conditions, required to be complied with or satisfied by Parent in the Debt Commitment Letter and in such definitive agreements; (iii) cause the Debt Financing to be consummated at such time or from time to time as is necessary for Parent to satisfy its obligations under this Agreement; (iv) pay any and all commitment or other fees in a timely manner that become payable by Parent or Merger Sub under the Debt Commitment Letter following the date of this Agreement, to the extent that the failure to pay such fees would be reasonably expected to adversely impact the availability of the financing thereunder; (v) obtain rating agency approvals to the extent required to obtain the Debt Financing; and (vi) seek to enforce its rights under the Debt Commitment Letter; provided, however, that, notwithstanding anything to the contrary contained in this Agreement: (1) Parent shall have the right to substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources so long as such substitute financing is subject to funding conditions that are not materially less favorable to Parent than the funding conditions set forth in the Debt Commitment Letter and so long as such substitute financing would not materially and adversely impact the ability of Parent to consummate the transactions contemplated by this Agreement on a timely basis; and (2) Parent shall not be required to, and Parent shall not be required to cause any other Person to, commence, participate in, pursue or defend any Legal Proceeding against or involving any of the Persons that have committed to provide any portion of, or otherwise with respect to, the Debt Financing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter for any reason or the Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to obtain, as promptly as practicable, from the same and/or alternative financing sources alternative financing on terms not materially less favorable to Parent than the terms of the Debt Financing in an amount equal to the lesser of (i) an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (after taking into consideration the funds otherwise available to Parent and the Acquired Corporations), and (ii) the amount of financing that was contemplated by the Debt Financing Letter on the date of this Agreement. In the event any alternative or substitute financing is obtained by Parent in accordance with the terms of this Section 5.12(a) (the “Alternative Financing”), references in this Agreement to the Debt Financing (including, for avoidance of doubt, the references in this Section 5.12 and Exhibit A, but excluding references in Section 3.6) shall be deemed to refer to the Alternative Financing, and if a new financing commitment letter is entered into in connection with such Alternative Financing (the “New Commitment Letter”), references in this Agreement to the Debt Commitment Letter (including, for avoidance of doubt, the references in this Section 5.12, but excluding the references in Section 3.6 and in clause “(ii)” of the preceding sentence) shall be deemed to refer to the New Commitment Letter. Parent will provide the Company with a copy of any New Commitment Letter obtained by Parent in connection with an Alternative Financing as promptly as practicable following the execution thereof.

               (b) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing, including the status of Parent’s efforts to comply with its covenants under, and satisfy the conditions contemplated by, the Debt Commitment Letter and shall give the Company prompt notice of any event or change that Parent determines will materially and adversely affect the ability of Parent to consummate the Debt Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two business days, if at any time: (i) the Debt Commitment Letter shall expire or be terminated for any reason; or (ii) any financing source that is a party to the Debt Commitment Letter notifies Parent in writing that such source no longer intends to provide financing to Parent on the terms set forth in the Debt Commitment Letter. Parent shall not, without the prior written consent of the Company, amend the Debt Commitment Letter in any manner (including by way of a side letter or other binding agreement, arrangement or understanding) that would: (A) expand in any material respect, or amend in a manner materially adverse to Parent, the conditions to the Debt Financing set forth in the Debt Commitment Letter; (B) prevent or materially impair or delay the Closing; (C) subject to Parent’s right to obtain substitute financing set forth in Section 5.12(a), reduce the aggregate amount of financing set forth in the Debt Commitment Letter to an amount below the amount needed (in combination with all funds held by or otherwise available to Parent and the Acquired Corporations) to consummate the Merger; or (D) to the Knowledge of Parent, materially and adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter.
               (c) During the Pre-Closing Period, upon the request of Parent, the Company shall, and shall cause its Subsidiaries and the Representatives of the Acquired Corporations to, cooperate reasonably with Parent in connection with Parent’s financing of the Merger, including by: (i) participating in meetings and road shows, if any; (ii) providing on a timely basis information reasonably requested by Parent relating to such financing; (iii) preparing in a timely manner business projections and financial statements (including pro forma financial statements); (iv) assisting in a timely manner in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents; (v) using its reasonable best efforts to ensure that the syndication efforts of the lead arrangers for the Debt Financing (or any Alternative Financing) benefit materially from the existing lending relationships of the Acquired Corporations; (vi) providing such assistance as Parent may reasonably require in procuring a corporate credit rating for Parent from Standard & Poor’s Rating Services and a corporate family credit rating for Parent from Moody’s Investor Services, Inc. at least 30 business days prior to the Closing Date; and (vii) obtaining the consent of, and customary comfort letters from, Ernst & Young LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for Parent’s use of the Company’s financial statements. Without limiting the generality of the foregoing, the Company shall ensure that all financial and other projections concerning the Acquired Corporations that are made available to Parent after the date of this Agreement are prepared in good faith and are based upon assumptions that are reasonable at the time made. Notwithstanding the foregoing: (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Acquired Corporations; and (B) no Acquired Corporation shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Debt Commitment Letter prior to the Effective Time (unless such fee or liability is subject to the immediately succeeding sentence or such fee or liability is conditional on the occurrence of the Effective Time). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses of the Company’s counsel and the Company’s accountants incurred by the Acquired Corporations in connection with such requested cooperation, and, except in cases involving fraud or intentional misconduct or intentional misrepresentation on the part of any of the Acquired Corporations or any Representative of any Acquired Corporation, Parent shall indemnify and hold harmless the Acquired Corporations against any costs, expenses or liabilities incurred by the Acquired Corporations as a result of any Action against the Acquired Corporations arising out of any acts performed by the Acquired Corporations at Parent’s request under this Section 5.12.
          5.13 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, and no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without Parent’s prior written consent. Any such participation by Parent shall be at Parent’s sole cost and expense.
          5.14 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company RSUs held by such individual and expected to be converted into options to purchase or rights to be issued shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.
     Section 6. Conditions Precedent to Obligations of Parent and Merger Sub
     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          6.1 Accuracy of Representations.
               (a) Each of the representations and warranties of the Company contained in this Agreement, other than the Designated Representations, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific date, which shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (i) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
               (b) Each of the Designated Representations shall have been accurate in all material respects as of date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any Designated Representation made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of the Designated Representations, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
          6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
          6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued with respect to the Form S-4 Registration Statement that remains in effect, no proceeding seeking a stop order with respect to the Form S-4 Registration Statement shall have been initiated by the SEC that remains pending and Parent shall not have received any written communication from the SEC that remains outstanding in which the SEC indicates a material likelihood that it will initiate a proceeding seeking a stop order with respect to the Form S-4 Registration Statement.
          6.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote, and holders of less than 20% in the aggregate of the outstanding shares of Company Common Stock shall have perfected their appraisal rights under Section 262 of the DGCL with respect to their shares of Company Common Stock or shall otherwise continue to have appraisal rights under any applicable law.
          6.5 Consents. The Consents identified in Part 6.5 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

          6.6 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:
               (a) a Noncompetition and Non-Solicitation Agreement dated as of July 21, 2008 duly executed by Bobby R. Johnson, Jr.; and
               (b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2 and 6.13 have been duly satisfied.
          6.7 No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.
          6.8 Regulatory Matters.
               (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.
               (b) Any waiting period applicable to the consummation of the Merger under any applicable foreign antitrust or competition law or regulation or under any other foreign Legal Requirement shall have expired or been terminated, except where the failure of any particular waiting period to have expired or to have been terminated prior to the Closing would not reasonably be expected to materially affect the business of Parent or any Acquired Corporation in any adverse way.
               (c) Any Governmental Authorization or other Consent required to be obtained under any applicable antitrust or competition law or regulation or under any other Legal Requirement shall have been obtained and shall remain in full force and effect (except where the failure to have obtained a particular Consent prior to the Closing would not reasonably be expected to materially affect the business of Parent or any Acquired Corporation in any adverse way), and no such Governmental Authorization or other Consent shall require, contain or contemplate any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.
          6.9 Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.
          6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          6.11 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body is a party, and neither Parent nor any Acquired Corporation shall have received any written communication from any Governmental Body in which such Governmental Body indicates a material likelihood of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger or any of the other transactions contemplated by this Agreement and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on any of the Acquired Corporations.
          6.12 Current SEC Reports. The Company shall have filed all statements, reports, schedules, forms and other documents required to be filed with the SEC since the date of this Agreement.
          6.13 No Restatement. Since the date of this Agreement, (a) neither the Company nor its board of directors or any committee of its board of directors shall have determined or shall have otherwise concluded that any financial statements of the Company included or required to be included in any report or other document filed with the SEC should no longer be relied upon because of an error in such financial statements, (b) the Company’s independent accountant shall not have withdrawn or stated its intention to withdraw its opinion with respect to any financial statements of the Company, and (c) there shall have been no restatement or proposed restatement of any financial statements of the Company (except for any restatement that has been completed, publicly announced and fully and properly reflected in reports and other documents filed with the SEC with the express consent of the Company’s independent accountant).
          6.14 Minimum Cash Balance. The sum of the aggregate amount of unrestricted cash held by the Company in the U.S. plus the liquidation value of the immediately liquid cash equivalents held by the Company in the U.S. shall exceed the lesser of (a) $800,000,000, and (b) the dollar amount necessary to enable the condition set forth in clause “(xi)” (relating to consolidated unrestricted cash and cash equivalents) of Annex III to the Debt Commitment Letter to be satisfied.
     Section 7. Conditions Precedent to Obligation of the Company
     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

          7.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific date, which shall have been accurate in all material respects as of such date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.
          7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, except where the failure to comply with or perform such covenants and obligations in all material respects would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.
          7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued with respect to the Form S-4 Registration Statement that remains in effect, no proceeding seeking a stop order with respect to the Form S-4 Registration Statement shall have been initiated by the SEC that then remains pending and Parent shall not have received any written communication from the SEC that remains outstanding in which the SEC indicates a material likelihood that it will initiate a proceeding seeking a stop order with respect to the Form S-4 Registration Statement.
          7.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
          7.5 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.
          7.6 Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.
          7.7 HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not to consummate the Merger for any period of time.
          7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any U.S. court of competent jurisdiction or other U.S. Governmental Body and remain in effect, and there shall not be any U.S. Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     Section 8. Termination
          8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):
               (a) by mutual written consent of Parent and the Company;
               (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2008 (the “End Date”); provided, however, that, subject to the proviso below, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date results from a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time; provided, further, that if the Merger is not consummated by the End Date as a result of a Financing Failure, then, notwithstanding the first proviso to this Section 8.1(b), Parent may terminate this Agreement pursuant to this Section 8.1(b);
               (c) by either Parent or the Company if a U.S. court of competent jurisdiction or other U.S. Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
               (d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote results from a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
               (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;
               (f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date: (A) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) there shall have been a Company Material Adverse Effect following the date of this Agreement; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;
               (g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that: (A) if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; and (B) except in the case of a Willful Breach by Parent, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) by reason of (1) any inaccuracy in any representation or warranty contained in Section 3.6 or Section 3.7 or any inaccuracy in any of Parent’s other representations and warranties in this Agreement relating to the Debt Financing (regardless of whether such representations and warranties refer specifically to the Debt Financing) or (2) any breach of any of the Parent Financing Covenants; or
               (h) by the Company after the Designated Date if: (i) the Effective Time shall not have occurred on the Designated Date; (ii) at the time of the termination of this Agreement each of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.6(b) and 7.5) shall be satisfied or shall have been waived; and (iii) at the time of the termination of this Agreement there exists an uncured Financing Failure that resulted in the Effective Time not occurring on the Designated Date.
Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.
          8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) except as provided in Section 8.3(f), the termination of this Agreement shall not relieve any party from any liability for any intentional or willful inaccuracy in or intentional or willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
          8.3 Expenses; Termination Fees.
               (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto.
               (b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall promptly reimburse Parent for all reasonable and documented out-of-pocket fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been incurred or paid or that may become payable by or on behalf of Parent or any of its Subsidiaries (i) in connection with the preparation, negotiation and performance of this Agreement, the Debt Commitment Letter and all related agreements and documents, (ii) in connection with the due diligence investigation conducted with respect to the Acquired Corporations, and (iii) in connection with all transactions contemplated by this Agreement and the Debt Commitment Letter, up to a maximum of $10,000,000.
               (c) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, (iii) at the time of the termination of this Agreement, the conditions set forth in Sections 6.8(a) and 7.7 shall have been satisfied, but a final vote of holders of Company Common Stock on the adoption of this Agreement shall not have taken place, and (iv) on or prior to the first anniversary of such termination, either (A) a Specified Acquisition Transaction (as defined below) is consummated or (B) a definitive agreement relating to a Specified Acquisition Transaction is entered into and, following such first anniversary, the Specified Acquisition Transaction to which such definitive agreement relates (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, then the Company shall pay to Parent a nonrefundable fee in the amount of $85,000,000 in cash on or prior to the date of consummation of such Specified Acquisition Transaction. For purposes of this Agreement, the term “Specified Acquisition Transaction” shall have the same meaning as the term “Acquisition Transaction,” except that, solely for purposes of the definition of Specified Acquisition Transaction, all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to refer instead to “50%.”
               (d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (ii) prior to the adoption of this Agreement by the Required Company Stockholder Vote an Acquisition Proposal shall have been publicly disclosed, publicly announced, publicly commenced, publicly submitted or publicly made, (iii) as of the date five business days prior to the date of the Company Stockholders’ Meeting, such Acquisition Proposal shall not have been publicly withdrawn, and (iv) on or prior to the first anniversary of such termination, either (A) a Specified Acquisition Transaction is consummated or (B) a definitive agreement relating to a Specified Acquisition Transaction is entered into and, following such first anniversary, the Specified Acquisition Transaction to which such definitive agreement relates (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, then the Company shall pay to Parent, on or prior to the date of consummation of such Specified Acquisition Transaction, a nonrefundable fee in an amount equal to $85,000,000 minus any amount actually previously paid by the Company to Parent as reimbursement pursuant to Section 8.3(b).
               (e) If this Agreement is terminated by Parent pursuant to Section 8.1(e), or if this Agreement is terminated by Parent or the Company pursuant to Section 8.1 following the occurrence of a Triggering Event, then the Company shall pay to Parent a nonrefundable fee in the amount of $85,000,000 in cash within two business days after the termination of this Agreement.
               (f) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or by the Company pursuant to Section 8.1(g) and at the time of the termination of this Agreement (A) each of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.6(b) and 7.5) has been satisfied or waived, (B) the Company is ready, willing and able to consummate the Merger, and (C) there exists an uncured Financing Failure, or (ii) this Agreement is terminated by the Company pursuant to Section 8.1(h), then Parent shall pay to the Company in cash, at the time specified in the next sentence, a nonrefundable fee in the amount of $85,000,000 in cash (the “Reverse Termination Fee”). In the case of the termination of this Agreement by the Company pursuant to Section 8.1(b), Section 8.1(g) or Section 8.1(h), in each case under the circumstances set forth in the first sentence of this Section 8.3(f), the Reverse Termination Fee shall be paid by Parent within two business days after such termination; and in the case of the termination of this Agreement by Parent pursuant to Section 8.1(b) under the circumstances set forth in the first sentence of this Section 8.3(f), the Reverse Termination Fee shall be paid by Parent at or prior to the time of such termination. Notwithstanding anything to the contrary contained in Section 5.6(b), Section 8.3, Section 9.12 or elsewhere in this Agreement, if this Agreement is terminated as set forth in the first sentence of this Section 8.3(f), the Company’s right to receive the Reverse Termination Fee pursuant to this Section 8.3(f) shall be the sole and exclusive remedy of the Acquired Corporations and their respective stockholders and affiliates against Parent or any of its Related Persons (as defined below) for, and the Acquired Corporations (on their own behalf and on behalf of their respective stockholders and affiliates) shall be deemed to have waived all other remedies (including equitable remedies) with respect to, (i) any failure of the Merger to be consummated, and (ii) any breach by Parent or Merger Sub of its obligation to consummate the Merger or any other covenant, obligation, representation, warranty or other provision set forth in this Agreement. Upon payment by Parent of the Reverse Termination Fee pursuant to this Section 8.3(f), neither Parent nor any of its Related Persons shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement, and in no event shall any Acquired Corporation (and the Company shall ensure that the Acquired Corporations’ controlled affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the transactions contemplated by this Agreement. The parties agree that the Reverse Termination Fee and the agreements contained in this Section 8.3(f) are an integral part of the Merger and the other transactions contemplated by this Agreement and that the Reverse Termination Fee constitutes liquidated damages and not a penalty. In addition, notwithstanding anything to the contrary contained in this Agreement, regardless of whether or not this Agreement is terminated, except for Parent’s obligation to pay to the Company the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to this Section 8.3(f):
                    (1) neither Parent nor any of Parent’s Related Parties shall have any liability for (x) any inaccuracy in any representation or warranty set forth in Section 3.6 or Section 3.7 or any inaccuracy in any other representation or warranty relating to the Debt Financing (regardless of whether such representation or warranty refers specifically to the Debt Financing), or (y) any breach of any of the Parent Financing Covenants, unless such inaccuracy or breach constitutes a Willful Breach by Parent; and
                    (2) in the event of any Financing Failure, neither Parent nor any of Parent’s Related Parties shall have any liability of any nature (for any breach of this Agreement or otherwise) to any Acquired Corporation or to any stockholder or affiliate of any Acquired Corporation.
Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained in this Agreement, in no event shall any Acquired Corporation (and the Company shall ensure that the Acquired Corporations’ controlled affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with any inaccuracy or breach of the type referred to in the preceding sentence or in connection with any Financing Failure (except that the Company may seek to recover the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to this

Section 8.3(f)). For purposes of this Section 8.3(f), Parent’s “Related Persons” shall include: (i) the former, current and future directors, officers, employees, agents, stockholders, Representatives, Subsidiaries, affiliates and assignees of Parent; and (ii) any former, current or future director, officer, affiliate or assignee of any Person described in clause “(i).”
               (g) If Parent or the Company fails to pay when due any amount payable under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to other party in full) at a rate per annum of 350 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
     Section 9. Miscellaneous Provisions
          9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          9.2 Waiver.
               (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
               (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
          9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.
          9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof;

provided, however, that Sections 1 through 8, 10 and 11 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that the effectiveness of Section 9 of the Confidentiality Agreement shall be suspended during the Pre-Closing Period and, if this Agreement is terminated prior to the Effective Time, Section 9 of the Confidentiality Agreement shall go back into effect for the period commencing on the termination of this Agreement and ending on July 1, 2009). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.
          9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.
          9.6 Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2.
          9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          9.8 Assignability; Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights or obligations hereunder may be assigned or delegated by the Company without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by the Company without Parent’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that, from and after the Effective Time, the provisions of Section 1 shall be for the benefit of holders of Company Common Stock and the provisions of Section 5.5 shall be for the benefit of the Indemnified Persons.
          9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to Parent or Merger Sub:
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
Attention: General Counsel
Facsimile: (408) 333-5360
with a copy (which shall not constitute notice) to:
Cooley Godward Kronish LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Nancy H. Wojtas
Facsimile: (650) 849-7400
if to the Company:
Foundry Networks, Inc.
4980 Great America Parkway
Santa Clara, CA 95054
Attention: General Counsel, Chief Executive Officer and Chief Financial Officer
Facsimile: (408) 207-1329
with a copy (which shall not constitute notice) to:
Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025
Attention: Steven J. Tonsfeldt
Facsimile: (650) 324-0638

          9.10 Cooperation. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.
          9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
          9.12 Enforcement. Except as set forth in Section 8.3(f), in the event of any breach or threatened breach by Parent or the Company of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, (i) the Company shall not be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and shall not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any of the Parent Financing Covenants, except with respect to a Willful Breach by Parent of the specific covenant or obligation sought to be enforced, and (ii) in the event of a Financing Failure, the Company shall not be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and shall not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of Parent or Merger Sub.
          9.13 Construction.
               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
               (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
               (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Brocade Communications Systems, Inc.

By:	/s/ Michael Klayko

Name:	Michael Klayko
Title:	CEO

Falcon Acquisition Sub, Inc.

By:	/s/ Tyler Wall

Name:	Tyler Wall
Title:	Secretary

Foundry Networks, Inc.

By:	/s/ Daniel W. Fairfax

Name:	Daniel W. Fairfax
Title:	CFO
Merger Agreement Signature Page

Exhibit A
Certain Definitions
     For purposes of the Agreement (including this Exhibit A):
     Acquired Corporations. “Acquired Corporations” shall mean the Company and the Company’s Subsidiaries.
     Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.
     Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:
     (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;
     (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or
     (c) any liquidation or dissolution of any of the Acquired Corporations.
     Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
     COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

     Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.
     Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Corporations or any Company Affiliate.
     Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.
     Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.
     Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Associate, other than: (i) any such Contract which is terminable “at will” without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit; (ii) any Company Employee Plan; and (iii) any Foreign Plan.
     Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; and (b) with respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that Company Employee Agreements and Foreign Plans shall not be considered Company Employee Plans.
     Company Equity Award. “Company Equity Award” shall mean any Company Option or any Company Stock-Based Award.
     Company Equity Plan. “Company Equity Plan” shall mean any of the following: (i) the Company’s 2006 Stock Incentive Plan; (ii) the Company’s 1996 Stock Plan; (iii) the Company’s 1999 Directors’ Stock Option Plan; and (iv) the Company’s 2000 Non-Executive Stock Option Plan, in each case as amended.
     Company ESPP. “Company ESPP” shall mean the Company’s 1999 Employee Stock Purchase Plan.

     Company ESPP Contributions. “Company ESPP Contributions” shall mean all amounts credited through payroll deductions to the account of a participant in the Company ESPP.
     Company ESPP Offering Date Fair Market Value. “Company ESPP Offering Date Fair Market Value” shall mean the “Fair Market Value” (as such term is defined in Section 7(b) of the Company ESPP) of Company Common Stock on the first business day of a Company ESPP Offering Period.
     Company ESPP Offering Period. “Company ESPP Offering Period” shall mean an “Offering Period” under the Company ESPP.
     Company ESPP Option. “Company ESPP Option” shall mean an option to purchase Company Common Stock pursuant to the terms of the Company ESPP and applicable Company ESPP Subscription Agreement.
     Company ESPP Purchase Date. “Company ESPP Purchase Date” shall mean the last day of each Company ESPP Purchase Period.
     Company ESPP Purchase Period. “Company ESPP Purchase Period” shall mean each of the two consecutive periods of six months within a Company ESPP Offering Period.
     Company ESPP Subscription Agreement. “Company ESPP Subscription Agreement” shall mean a subscription agreement that has been completed by a Company Associate and accepted by the Company, pursuant to which such Company Associate has become a participant in the Company ESPP in accordance with the terms of the Company ESPP.
     Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.
     Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, (a) the business, financial condition, cash position, liquid assets, capitalization or results of operations of the Acquired Corporations taken as a whole, (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its covenants or obligations under the Agreement, or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any shares of the stock of the Surviving Corporation, but, subject to the next sentence, shall not include: (i) effects resulting from (A) changes since the date of the Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which the Acquired Corporations operate, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, (F) any stockholder class action or derivative litigation commenced against the Company since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement, or (G) the termination since the date of the Agreement of the agreements identified in Schedule I to the Agreement pursuant to their terms; (ii) any adverse impact on the Company’s relationships with employees, customers and suppliers of the Company that the Company conclusively demonstrates is directly and exclusively attributable to the announcement and pendency of the Merger; or (iii) any failure after the date of the Agreement to meet internal projections or forecasts for any period. Notwithstanding anything to the contrary contained in the previous sentence or elsewhere in the Agreement: (x) effects resulting from changes or acts of the type described in clauses “(i)(A),” “(i)(B),” (i)(C),” (i)(D)” and “(i)(E)” of the preceding sentence may constitute, and shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect if such changes or acts have, in any material respect, a disproportionate impact on the Acquired Corporations, taken as a whole, relative to other companies in the industry in which the Acquired Corporations operate; and (y) any effect, change, claim, event or circumstance underlying, causing or contributing to any litigation of the type referred to in clause “(i)(F)” of the preceding sentence, or underlying, causing or contributing to any failure of the type referred to in clause “(iii)” of the preceding sentence, may constitute, and shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect.
     Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested; provided however, that a Company ESPP Option shall not be a Company Option.
     Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.
     Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or current privacy policy of any of the Acquired Corporations, including any policy relating to: (a) the privacy of any user of any Company Product, any user of any Company Product Software or any user of any website of any Acquired Corporation; (b) the collection, storage, disclosure or transfer of any Personal Data; or (c) any employee information.
     Company Product. “Company Product” shall mean any product (including any system, platform, switch, router, equipment or tool) or software of any Acquired Corporation that, on a stand-alone basis: (a) has been manufactured, marketed, distributed, provided, leased, licensed or sold by or on behalf of any Acquired Corporation at any time since January 1, 2005; (b) any Acquired Corporation currently supports or is obligated to support or maintain; or (c) is under development by or for any Acquired Corporation (whether or not in collaboration with another Person) and is scheduled for release within nine months after the date of the Agreement.
     Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by another Person, and including firmware and other software embedded in hardware devices) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.
     Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
     Company Stock-Based Award. “Company Stock-Based Award” shall mean any restricted stock unit or restricted stock award relating to Company Common Stock, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.
     Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of June 5, 2008 between the Company and Parent, as amended by Amendment No. 1 to Confidentiality Agreement dated as of July 2, 2008.
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
     Designated Representations. “Designated Representations” shall mean the representations and warranties of the Company contained in: (a) the first sentence of Section 2.3(a) of the Agreement; (b) the first sentence of Section 2.3(b) of the Agreement; (c) Section 2.3(c) of the Agreement; (d) Section 2.21 of the Agreement; and (e) Section 2.22 of the Agreement.
     DGCL. “DGCL” shall mean the Delaware General Corporation Law.
     Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and that has been delivered by the Company to Parent on the date of the Agreement.
     DOL. “DOL” shall mean the United States Department of Labor.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     Financing Failure. “Financing Failure” shall mean a refusal or other failure, for any reason, on the part of any Person that has executed the Debt Commitment Letter or any definitive financing document relating to the Debt Financing, or on the part of any other Person obligated or expected at any time to provide a portion of the Debt Financing, to provide a portion of such Debt Financing; provided, however, that any such refusal or other failure shall not be deemed to be a “Financing Failure” for purposes of the Agreement if such refusal or other failure results directly from a Willful Breach of any of the Parent Financing Covenants.
     FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
     Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement of any Acquired Corporation providing benefits of a type described in the definition of Company Employee Plan that are mandated by a Governmental Body outside the United States; or (b) a plan, program, policy, Contract or other arrangement that provides benefits of a type described in the definition of Company Employee Plan and (i) covers or has covered any Company Associate whose services are or have been performed primarily outside the United States or (ii) is subject to any Legal Requirements of any jurisdiction outside the United States; provided, however, that Company Employee Agreements and Company Employee Plans shall not be considered Foreign Plans.
     Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.
     GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

     Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.
     Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, basic ordering agreement, blanket purchase agreement, purchase order, task order, teaming agreement, delivery order, grant, cooperative agreement, cooperative research and development agreement or other Contract that is or has been executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Stock Market LLC and FINRA-Financial Industry Regulatory Authority).
     HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), circuit designs and assemblies, IP cores, net lists, photomasks, mask works, layouts, architectures or topology, network configurations and architectures, gate arrays, logic devices, mechanical designs, development tools, files, records and data, all schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, boards and other devices, processes, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including firmware, source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

     Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any of the executive officers of such Entity has actual knowledge of such fact or other matter.
     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Made Available to Parent. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that (a) such information, document or material was made available by the Company for review for a reasonable period of time by Parent or Parent’s Representatives prior to the execution of the Agreement in the virtual data room maintained by the Company with Merrill Corporation in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was uploaded into the virtual data room), and (b) Parent and Parent’s Representatives had passworded access to such information, document or material throughout such period of time.
     Merger Consideration. “Merger Consideration” shall mean the shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) and the cash consideration that a holder of shares of Company Common Stock who does not perfect his or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.
     Open Source License. “Open Source License” shall mean any license that has been designated as an approved “open source license” on www.opensource.org (including the GNU

General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).
     Order. “Order” shall mean any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.
     Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.001 par value per share, of Parent.
     Parent Common Stock Fair Market Value. “Parent Common Stock Fair Market Value” shall mean the fair market value of Parent Common Stock as determined in accordance with the method set forth in Section 7(b) of the Company ESPP.
     Parent Financing Covenants. “Parent Financing Covenants” shall mean the covenants and obligations of Parent in Section 5.12 of the Agreement and all other covenants and obligations of Parent or Merger Sub in the Agreement that relate to the Debt Financing (including the covenants in Section 5.6(b) of the Agreement as they relate to the Debt Financing), regardless of whether such covenants and obligations refer specifically to the Debt Financing.
     PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Personal Data. “Personal Data” shall include (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of any of the Acquired Corporations from users of Company Products, Company Product Software or any website of any Acquired Corporation.
     Prospectus/Proxy Statement. “Prospectus/Proxy Statement” shall mean the prospectus/proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.
     Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.
     Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

     SEC. “SEC” shall mean the United States Securities and Exchange Commission.
     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
     Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.
     Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide, written offer that (a) is made by a third party to acquire, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, either (i) all or substantially all of the assets of the Acquired Corporations, taken as a whole, or (ii) all or substantially all of the outstanding voting securities of the Company, (b) if accepted and if the transaction contemplated by such offer were consummated, would result in the stockholders of the Company immediately preceding such transaction holding less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (c) was not obtained or made as a direct or indirect result of a breach by the Company of the Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which any Acquired Corporation has or had any rights or obligations, (d) is on terms and conditions that the board of directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of such offer (including the timing and likelihood of consummation of the transaction contemplated by such offer) and the Person making such offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger, and (e) contemplates a transaction that is reasonably capable of being consummated.
     Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Prospectus/Proxy Statement, or shall have amended the Prospectus/Proxy Statement to exclude, the Company Board Recommendation; (c) the board of directors of the Company fails to reaffirm the Company Board Recommendation (publicly, if requested by Parent) within 10 business days after Parent requests in writing that it be reaffirmed (it being understood that after the first reaffirmation of the Company Board Recommendation by the board of directors of the Company pursuant to this clause “(c),” Parent shall not be entitled to request any additional reaffirmation of the Company Board Recommendation pursuant to this clause “(c)” unless (i) an Acquisition Proposal is disclosed, announced, commenced, submitted or made, or (ii) any other event or change in circumstances occurs or arises that could reasonably be expected to lead to a change in the Company Board Recommendation); (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract contemplating any Acquisition Proposal; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (g) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached in any material respect or taken any action inconsistent in any material respect with any of the provisions set forth in Section 4.3.
     Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2008, included in the Company’s Report on Form 10-Q for the fiscal quarter ended March 31, 2008, as filed with the SEC on May 9, 2008.
     Willful Breach. There shall be deemed to be a “Willful Breach” by Parent of a representation or warranty made by Parent only if : (i) such representation or warranty is material to the Company and was materially inaccurate when made by Parent; (ii) the material inaccuracy in such representation or warranty has a material adverse effect on the ability of Parent to consummate the Merger; (iii) the material inaccuracy in such representation or warranty shall not have been cured in all material respects; and (iv) when such representation or warranty was made by Parent, Parent’s chief financial officer or treasurer had actual knowledge that such representation or warranty was materially inaccurate and specifically intended to defraud the Company. There shall be deemed to be a “Willful Breach” by Parent of a covenant or obligation of Parent only if: (i) such covenant or obligation is material to the Company; (ii) Parent shall have materially and willfully breached such covenant or obligation; (iii) the breach of such covenant or obligation has a material adverse effect on the ability of Parent to consummate the Merger; (iv) the breach of such covenant or obligation shall not have been cured in all material respects; and (v) Parent’s chief financial officer or treasurer had actual knowledge, at the time of Parent’s breach of such covenant or obligation, (A) that Parent was breaching such covenant or obligation and (B) of the consequences of such breach under the Agreement.